AGREEMENT AND PLAN OF MERGER
by and among
UPLAND SOFTWARE, INC.,
QUEST ACQUISITION CORPORATION I,
QVIDIAN CORPORATION,
and
CHRISTIAN L. MEININGER,
as Securityholder Representative

Dated as of November 16, 2017

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EXHIBITS

Exhibit A        Escrow Agreement

Exhibit B        Certificate of Merger

Exhibit C        Merger Sub Certificate of Incorporation

Exhibit D        Letter of Transmittal

SCHEDULES

Schedule 1.1(a)    Participating Common Stockholders

Schedule 1.1(b)    Working Capital

Schedule 3.4        Indebtedness to be Paid by Buyer

Schedule 3.5        Transaction Expenses to be Paid by Buyer

Schedule 8.3(e)    Required Third Party Consents

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AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER, dated as of November 16, 2017 (this “Agreement”), is by and among Upland Software, Inc., a Delaware corporation (“Buyer”), Quest Acquisition Corporation I, a Delaware corporation and wholly owned subsidiary of Buyer (“Merger Sub”), Qvidian Corporation, a Delaware corporation (the “Company”), and Christian L. Meininger, solely in its capacity as the “Securityholder Representative.”
RECITALS
WHEREAS, Buyer, Merger Sub and the Company wish to effect a business combination through a merger (the “Merger”) of Merger Sub with and into the Company on the terms and conditions set forth in this Agreement and in accordance with the Delaware General Corporation Law (“DGCL”);
WHEREAS, the Board of Directors of the Company (the “Company Board”) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement and determined that this Agreement, the Merger and the other transactions contemplated by this Agreement are advisable;
WHEREAS, the Boards of Directors of Buyer and Merger Sub have approved this Agreement, the Merger and the other transactions contemplated by this Agreement and determined that this Agreement, the Merger and the other transactions contemplated by this Agreement are advisable; and
WHEREAS, the Securityholder Representative, Buyer and the Escrow Agent shall enter into an Escrow Agreement to be effective at, and subject to the occurrence of, the Effective Time.
AGREEMENT
In consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:
ARTICLE I
DEFINITIONS
Section 1.1    Certain Defined Terms. For purposes of this Agreement:
“Action” means any claim, action, suit, inquiry, proceeding, audit or investigation by or before any Governmental Authority, or any other arbitration, mediation or similar proceeding.
“Acquired Companies” means the Company and its Subsidiary.
“Acquisition Proposal” means any offer or proposal for, or any indication of interest in, any of the following (other than the Merger): (i) any direct or indirect acquisition or purchase of more than ten percent (10%) of the capital stock of the Company or all or substantially all of assets of the Company; (ii) any merger, consolidation or other business combination relating to

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the Company; (iii) any recapitalization, reorganization or any other extraordinary business transaction involving or otherwise relating to the Company; or (iv) the sale, lease or exchange of any significant portion of the assets of the Company.
“Adjusted Fully Diluted Shares” means the sum of (i) the number of shares of Participating Common Stock issued and outstanding immediately prior to the Effective Time, plus (ii) the number of shares of Common Stock issuable upon conversion of all issued and outstanding shares of Preferred Stock.
“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.
“Aggregate Closing Consideration” means the Merger Consideration minus the Escrow Amount minus the amount of the Expense Fund minus the Aggregate Closing Adjustment Amount.
“Aggregate Closing Adjustment Amount” means an amount equal to (i) the quotient obtained by dividing the Closing Adjustment Amount by the Participating Share Percentage, minus (ii) the Closing Adjustment Amount.
“Aggregate Exercise Price” means the aggregate exercise price of all shares of Common Stock subject to Vested Company Options as of immediately prior to the Effective Time (after giving effect to any acceleration resulting from or in connection with the Merger).
“Ancillary Agreements” means the Escrow Agreement.
“Base Merger Consideration” means $50,000,000.
“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in New York City, New York.
“Capital Stock” means the Common Stock, the Series A Stock and the Preferred Stock.
“Certificate” means a stock certificate which immediately prior to the Effective Time represented any shares of Capital Stock.
“Closing Adjustment Amount” means the Escrow Amount, plus the amount of the Expense Fund, plus the Specified Sales Tax Holdback.
“Closing Indebtedness” means all outstanding Indebtedness of the Acquired Companies as of the close of business on the Closing Date.
“Closing Working Capital” means the Working Capital, as of the close of business on the Closing Date.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.
“Company Option” means an option (whether or not vested or exercisable) to purchase Common Stock that has been granted under the Equity Incentive Plan.
“Common Stock” means the common stock of the Company, par value $0.001 per share.
“Contract” means any contract, agreement or binding arrangement, whether written or oral.
“Control,” including the terms “Controlled by” and “under common Control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by Contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.
“Encumbrance” means any charge, claim, limitation, condition, equitable interest, mortgage, lien, option, pledge, security interest, easement, encroachment, right of first refusal, adverse claim or restriction.
“Environmental Laws” means: any Laws of any Governmental Authority relating to: (i) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances; (ii) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (iii) pollution or protection of the environment, health, safety or natural resources.
“Environmental Permits” means all Permits under any Environmental Law.
“ERISA Affiliate” means any person or entity that would have ever been considered a single employer with the Company under Section 4001(b) of ERISA or part of the same “controlled group” as the Company for purposes of Section 302(d)(3) of ERISA.
“Escrow Agent” means SunTrust Bank, or its successor under the Escrow Agreement.
“Escrow Agreement” means the Escrow Agreement to be entered into by Buyer, the Securityholder Representative and the Escrow Agent, substantially in the form of Exhibit A.
“Escrow Amount” means $250,000.
“Escrow Fund” means the escrow fund established pursuant to the Escrow Agreement.
“Escrow Pro Rata Share” means, for each Indemnifying Securityholder, (i) the number of shares of Common Stock held by such Indemnifying Securityholder (including all Common Stock issuable upon conversion or exercise of all shares of Preferred Stock held by such Indemnifying Securityholder) divided by (ii) the Adjusted Fully Diluted Shares.

“Estimated Adjustment Amount” means Estimated Net Working Capital minus Target Working Capital minus Estimated Closing Indebtedness. For the avoidance of doubt, the Estimated Adjustment Amount may be positive or negative.
“Equity Incentive Plan” means the Company’s 2003 Stock Incentive Plan.
“Final Adjustment Amount” means Final Closing Net Working Capital minus Target Working Capital minus Final Closing Indebtedness. For the avoidance of doubt, the Final Adjustment Amount may be positive or negative.
“Fraud” means a claim for common law fraud with a specific intent to deceive based on a representation contained in this Agreement; provided that, at the time such representation was made, (a) such representation was inaccurate, (b) the party making such representation had actual knowledge (with no duty of inquiry and excluding any imputed or constructive knowledge) of the inaccuracy of such representation, (c) the party making such representation had the specific intent to deceive the other party, and (d) the other party acted in reliance on such inaccurate representation and suffered financial injury as a result of such inaccuracy. For the avoidance of doubt, “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud, or any torts based on negligence or recklessness.
“Fully Diluted Shares” means the sum of (i) the number of shares of Common Stock issued and outstanding immediately prior to the Effective Time, plus (ii) the number of shares of Common Stock issuable upon conversion of all issued and outstanding shares of Preferred Stock, plus (iii) the number of shares of Common Stock issuable upon exercise of all Vested Company Options outstanding immediately prior to the Effective Time (after giving effect to any acceleration resulting from or in connection with the consummation of the Merger).
“Fundamental Representations” means the representations and warranties set forth in Section 4.1 (Organization and Qualification), Section 4.2 (Authority and Enforceability), Section 4.4 (Capitalization), Section 4.10 (Employee Benefit Plans), Section 4.11 (Labor and Employment Matters), Section 4.15 (Taxes), Section 5.1 (Organization) and Section 5.2 (Authority and Enforceability).
“GAAP” means United States generally accepted accounting principles and practices as in effect from time to time.
“Governmental Authority” means any United States or foreign federal, national, state, provincial, local or similar government, governmental, regulatory or administrative authority, branch, agency or commission or any court, tribunal or arbitral or judicial body.
“Hazardous Substances” means: (i) those substances defined in or regulated under the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act, and their state counterparts, as each may be amended from time to time, and all regulations thereunder; (ii) petroleum and petroleum products, including crude oil and any fractions thereof; (iii) natural gas, synthetic gas, and any mixtures thereof; (iv) polychlorinated biphenyls, asbestos and radon; (v) any other pollutant or contaminant; and (vi) any substance, material or waste regulated by any Governmental Authority pursuant to any Environmental Law.
“Immediate Family” of a Person means such Person’s spouse, children and siblings, including adoptive relationships and relationships through marriage.
“Indebtedness” means with respect to a Person, without duplication, (i) any obligations of such Person to third parties for borrowed money (specifically excluding taxes payable, trade payables and accrued expenses incurred in the ordinary course of business), (ii) any obligations of such Person evidenced by any note, bond, debenture or other debt security, (iii) any obligations of such Person under outstanding performance bonds or letters of credit, and (iv) any deferred portion of the purchase price for property or services owed by such Person.
“Indemnifying Securityholders” means the Participating Common Stockholders and the holders of Preferred Stock.
“Independent Accountants” means a nationally recognized accounting firm mutually agreed upon by Buyer and the Securityholder Representative.
“Intellectual Property” means any and all of the following as they exist throughout the world: (i) rights in trade names, trademarks and service marks (registered and unregistered), Internet domain names, trade dress and similar rights, and applications (including intent to use applications) to register any of the foregoing (collectively, “Marks”); (ii) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor's certificates, petty patents and patent utility models) (collectively, “Patents”); (iii) copyrights in both published and unpublished works (registered and unregistered) and applications for registration (collectively, “Copyrights”); (iv) trade secret rights in any know-how, inventions, methods, processes, technical data, specifications, research and development information, technology, product roadmaps, customer lists and any other information, in each case to the extent any of the foregoing derives economic value (actual or potential) from not being generally known to other persons who can obtain economic value from its disclosure or use (collectively, “Trade Secrets”); and (v) copyrights and Trade Secret rights in software and firmware, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other related specifications and documentation.
“Knowledge” means (i) in the case of an individual, the actual knowledge after reasonable investigation of such individual, (ii) in the case of the Company, the actual knowledge after reasonable investigation of each of Lewis Miller and D. Tyler Drolet and (iii) in the case of any other Person that is not an individual, the actual knowledge after reasonable inquiry of the chief executive officer and chief financial officer (or persons serving in similar capacities) of such Person; provided that with respect to matters involving Patents, knowledge does not require any such individual or Person to conduct or have conducted or obtain or have obtained any freedom to operate opinions or similar opinions of counsel or any Patent clearance searches, and no knowledge of any third-party Patents that would have been revealed by such inquiries, opinions, or searches will be imputed to such individual or Person.
“Law” means any statute, law, ordinance, regulation, rule, code, injunction, judgment, decree or order of any Governmental Authority.
“Leased Real Property” means all real property leased, subleased or licensed to an Acquired Company or which an Acquired Company otherwise has a right or option to use or occupy, together with all structures, facilities, fixtures, systems, improvements and items of property previously or hereafter located thereon, or attached or appurtenant thereto, and all easements, rights and appurtenances relating to the foregoing.
“Material Adverse Effect” means any event, change or effect that would reasonably be expected to be materially adverse to (a) the business, operations, assets, financial condition, results of operations or liabilities of the Acquired Companies, taken as a whole or (b) the ability of the Company to, on a timely basis, perform its obligations under this Agreement and the Ancillary Agreements or to consummate the transactions contemplated hereby and thereby; provided, however, that none of the following constitute, or will be considered in determining whether there has occurred, a Material Adverse Effect: (i) changes or conditions generally affecting the industries in which the Acquired Companies operate, (ii) changes in economic, capital market, regulatory or political conditions generally, (iii) the announcement or pendency of the transactions contemplated herein (including, without limitation, any cancellation of any customer, marketing, partner or similar relationships or any loss of employees), (iv) any failure by any Acquired Company to meet any internal projections or forecasts or revenue or earnings predictions for any past, current or future period, (v) any change in Law(s), (vi) actions taken by, or with the approval of, Buyer and (vii) changes that are the result of economic factors affecting the national, regional or world economy or acts of war or terrorism.
“Merger Consideration” means the Base Merger Consideration plus the Estimated Adjustment Amount minus the Transaction Expenses.
“Non-Participating Fully Diluted Shares” means the Fully Diluted Shares minus the Adjusted Fully Diluted Shares.
“Non-Participating Securityholders” means the holders of Non-Participating Shares and Company Options.
“Non-Participating Shares” means Shares of Common Stock which are not Participating Common Stock.
“Organization” means any corporation, partnership, joint venture or enterprise, limited liability company, unincorporated association, trust, estate, governmental entity or other entity or organization, and shall include the successor (by merger or otherwise) of any entity or organization.

“Owned Real Property” means all real property owned by the Company, together with all structures, facilities, fixtures, systems, improvements and items of property previously or hereafter located thereon, or attached or appurtenant thereto, and all easements, rights and appurtenances relating to the foregoing.
“Participating Common Stock” means the shares of Common Stock held by the Participating Common Stockholders.
“Participating Common Stockholders” means the Stockholders of the Company set forth on Schedule 1.1(a).
“Participating Share Percentage” means a number expressed as a percentage equal to the Adjusted Fully-Diluted Shares divided by the Fully Diluted Shares.
“Paying Agent” means Acquiom Financial LLC, or its successor under the Paying Agent Agreement.
“Paying Agent Agreement” means the Paying Agent Agreement to be entered into by Buyer, the Securityholder Representative and the Paying Agent, in a form reasonably satisfactory to Buyer and the Company.
“Per Option Share Consideration” means, with respect to each share of Common Stock subject to a Vested Company Option effective as of immediately prior to the Effective Time (after giving effect to any acceleration resulting from or in connection with the Merger), an amount equal to the excess of the Per Share Consideration over the exercise price per share of such Vested Company Option.
“Per Share Consideration” means, for each share of Capital Stock, an amount equal to the Aggregate Closing Consideration, minus the Preference Amount, plus the Aggregate Exercise Price divided by the Fully Diluted Shares.
“Per Share Non-Participating Additional Closing Consideration” means, for each Non-Participating Share and each Vested Company Option, an amount equal to the Aggregate Closing Adjustment Amount divided by the Non-Participating Fully Diluted Shares.
“Per Share Preference” means, with respect to each share of Preferred Stock, $0.666666667.
“Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, syndicate, person, trust, association, organization or other entity, including any Governmental Authority, and including any successor, by merger or otherwise, of any of the foregoing.
“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of the Straddle Period ending on and including the Closing Date.
“Pre-Closing Taxes” means Taxes of the Company for any Pre-Closing Tax Period.

“Preference Amount” means the Senior Liquidation Amount (as defined in the Company’s Second Amended and Restated Certificate of Incorporation) payable to the holders of Preferred Stock.
“Preferred Stock” means the Senior Convertible Preferred Stock of the Company, par value $0.01 per share.
“Pro Rata Share” means, for each Securityholder, (i) the number of shares of Common Stock held by such Securityholder (including all Common Stock issuable upon conversion or exercise of all shares of Preferred Stock and Vested Company Options held by such Securityholder) divided by (ii) the Fully Diluted Shares.
“Related Party,” with respect to any specified Person, means: (i) any director, officer, general partner or managing member of such Person; (ii) any Immediate Family member of a Person described in clause (i); or (iii) any other Person who holds, individually or together with any Affiliate of such other Person and any member(s) of such Person’s Immediate Family, more than fifteen percent (15%) of the outstanding equity or ownership interests of such specified Person.
“Requisite Stockholder Consent” means the affirmative vote of (i) the holders of a majority of the shares of Capital Stock and (ii) the holders of 66 2/3% of the shares of Preferred Stock and Series A Stock, voting together as a single class on an as-converted basis.
“R&W Insurance Policy” means a buyer-side representations and warranties policy obtained in connection with this Agreement.
“Securityholders” means the holders of Capital Stock and Vested Company Options.
“Series A Stock” means the Common Stock designated Series A Stock, par value $0.001 per share, of the Company.
“Specified Sales Tax Holdback” means $242,704.
“Specified States” means Arizona, Indiana, Pennsylvania, Texas and Washington.
“Straddle Period” means any taxable period beginning on or before the Closing Date and ending after the Closing Date.
“Subsidiary” means, with respect to the Company, any Organization of which more than fifty percent (50%) of the total voting power, whether by way of contract or otherwise, of shares of capital stock or other equity interests (including limited liability company or partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or Controlled, directly or indirectly (e.g., through another Subsidiary), by (a) the Company, (b) the Company and one or more of its Subsidiary, or (c) one or more Subsidiaries of the Company. For the avoidance of doubt, a Subsidiary of the Company includes direct and indirect Subsidiaries (e.g., a Subsidiary of a Subsidiary).

“Target Working Capital” means Estimated Net Working Capital.
“Tax Attribute” has the meaning set forth in Section 4.15.
“Tax Matter” means any inquiry, claim, assessment, audit or similar event with respect to Taxes relating to a Pre-Closing Tax Period for which the Securityholders may be liable (including for which the Buyer Indemnified Parties may have recourse against the Escrow Fund) under this Agreement.
“Tax Returns” means returns, declarations, reports, claims for refund, information returns or other documents (including any amendments, related or supporting schedules, statements or other information) filed or required to be filed in connection with the determination, assessment or collection of Taxes of any party or the administration of any laws, regulations or administrative requirements relating to any Taxes.
“Taxes” means all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, registration, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, or other similar charges imposed by a Taxing Authority, together with any interest and any penalties, additions to tax or additional amounts with respect thereto.
“Taxing Authority” means the IRS and any other Governmental Authority responsible for the administration of any Tax.
“Transaction Expenses” means, as of the end of the Closing Date, (i) all fees and expenses payable by the Acquired Companies in connection with the transactions contemplated by this Agreement and the Ancillary Agreements, including fees and expenses payable to all attorneys, accountants, financial advisors and other professionals and bankers’, brokers’ or finders’ fees for persons engaged by the Acquired Companies or any stockholder of the Company and (ii) any bonus or change of control payment (or similar payment obligation) made or provided, or required to be made or provided, by the Acquired Companies solely as a result of the Merger, in each case to the extent not paid by the Acquired Companies as of the close of business on the Closing Date.
“Unvested Company Options” means, as of immediately prior to the Effective Time (after giving effect to any acceleration resulting from or in connection with the Merger), all Company Options to the extent they are not then Vested Company Options, including, without limitation, all Company Options which have an exercise price per share less than the Per Share Consideration, whether or not vested.
“Vested Company Options” means, as of immediately prior to the Effective Time (after giving effect to any acceleration resulting from or in connection with the Merger), all Company Options to the extent they are (i) then vested and exercisable and (ii) have an exercise price per share less than the Per Share Consideration.

“Working Capital” means the working capital of the Company, calculated pursuant to Schedule 1.1(b) hereto.
Section 1.2    Table of Definitions. The following terms have the meanings set forth in the Sections referenced below:
Definition    Location
Agreement    Preamble
Buyer    Preamble
Buyer Closing Balance Sheet    Section 3.6(b)
Buyer Closing Indebedness    Section 3.6(b)
Buyer Closing Net Working Capital    Section 3.6(b)
Buyer Closing Statement    Section 3.6(b)
Base Balance Sheet    Section 4.6(a)(ii)
Buyer Indemnified Parties    Section 9.2
Payment Fund    Section 3.1(a)
CERCLA    Section 1.1
Certificate of Merger    Section 2.2
Closing Date    Section 2.4
Code    Section 4.10(b)
Company    Preamble
Company Board    Recitals
Company Indemnified Parties    Section 9.3
Company Registered IP    Section 4.14(a)
Confidentiality Agreement    Section 6.5
Copyrights    Section 1.1
Counsel    Section 6.11
Determination Date    Section 3.6(c)
DGCL    Recitals
Disclosure Schedule    ARTICLE IV
Dissenting Shares    Section 3.3(a)
Effective Time    Section 2.2
ERISA    Section 4.10(a)
Estimated Closing Balance Sheet    Section 3.6(a)
Estimated Closing Net Working Capital    Section 3.6(a)
Estimated Closing Statement    Section 3.6(a)
Estimated Closing Indebtedness    Section 3.6(a)
Expense Fund    Section 3.1(c)
Final Closing Indebtedness    Section 3.6(c)
Final Closing Net Working Capital    Section 3.6(c)
Financial Statements    Section 4.6(a)
Indemnification Obligations    Section 9.2
Indemnified Party    Section 9.4(a)
Indemnifying Party    Section 9.4(a)

Insured Party    Section 6.8(a)
IRS    Section 4.10(b)
Letter of Transmittal    Section 3.2
Losses    Section 9.2
Marks    Section 1.1
Material Contracts    Section 4.17
Merger    Recitals
Merger Sub    Preamble
Notice of Objection    Section 3.6(c)
Optionholder    Section 3.1(a)
Outbound License Agreements    Section 4.14(e)
Outside Date    Section 10.1(c)
Patents    Section 1.1
Payoff Letters    Section 8.3(c)
Permits    Section 4.8(b)
Permitted Encumbrances    Section 4.12(a)
Plans    Section 4.10(a)
Qvidian UK    Section 4.5
Stockholder    Section 2.6
Surviving Company    Section 2.1
Third Party Claim    Section 9.4(a)
Trade Secrets    Section 1.1
Unresolved Items    Section 3.6(c)

ARTICLE II
THE MERGER
Section 2.1    The Merger. Subject to the terms and conditions of this Agreement and in accordance with the DGCL, at the Effective Time, the Company and Merger Sub shall consummate the Merger pursuant to which (a) Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease, (b) the Company shall be the surviving company in the Merger (the “Surviving Company”) and shall continue to be governed by the DGCL and (c) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger.
Section 2.2    Effective Time; Effect of the Merger. On the Closing Date, Merger Sub and the Company shall duly execute the certificate of merger substantially in the form attached hereto as Exhibit B (the “Certificate of Merger”) and file such Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL. The Merger shall become effective at such time as the Certificate of Merger, accompanied by payment of the filing fee (as provided in the DGCL), has been examined by, and received the endorsed approval of, the Secretary of State of the State of Delaware, or at such subsequent time as Buyer and the Company shall agree and shall specify in the Certificate of Merger (the date and time the Merger becomes effective being the “Effective Time”). At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all rights and property of the Company and Merger Sub shall vest in the Surviving Company, and all debts and liabilities of the Company and Merger Sub shall become debts and liabilities of the Surviving Company.
Section 2.3    Certificate of Incorporation and Bylaws. The certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be as set forth on Exhibit C hereto and the certificate of incorporation of the Surviving Company shall be amended to conform thereto as of the Effective Time, until thereafter amended as provided by Law and by the terms of such certificate of incorporation. Immediately following the Effective Time, the board of directors of the Surviving Company shall adopt bylaws of the Surviving Company that conform to the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended as provided by Law, by the terms of the certificate of incorporation of the Surviving Company and by the terms of such bylaws. Notwithstanding the foregoing, the name of the Surviving Company shall be “Qvidian Corporation” and the certificate of incorporation and bylaws of the Surviving Company shall so provide.
Section 2.4    Closing. The closing of the Merger (the “Closing”) shall occur at 10:00 a.m. Boston time, on the first (1st) Business Day after all of the conditions set forth in ARTICLE VIII shall have been satisfied or, if permissible, waived by the parties entitled to the benefit of the same (other than those that by their terms are to be satisfied or waived at the Closing), or at such other place, time and date as may be mutually acceptable to Buyer and the Company (the “Closing Date”). The Closing shall take place at the offices of Goodwin Procter LLP, 100 Northern Avenue, Boston, Massachusetts 02210, or at such other place as agreed to by Buyer and the Company.
Section 2.5    Board Representatives and Officers. At the Effective Time and by virtue of the Merger, the members of the board of directors of Merger Sub and the officers of Merger Sub immediately prior to the Effective Time shall be the initial members of the board of directors of the Surviving Company and the officers of the Surviving Company, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Company.
Section 2.6    Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders of any Capital Stock (each a “Stockholder,” and collectively, the “Stockholders”) or any holders of capital stock of Merger Sub:
(a)    Each share of common stock, par value $0.0001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into one (1) fully paid and nonassessable share of common stock, par value $0.0001 per share, of the Surviving Company following the Merger, and such shares shall constitute the only outstanding shares of capital stock of the Surviving Company.
(b)    Each share of Capital Stock issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares) will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive (i) solely with respect to the holders of Non-Participating Shares, (A) the Per Share Consideration and (B) the Per Share Non-Participating Additional Closing Consideration, and (ii) solely with respect to the holders of Participating Common Stock, (A) the Per Share Consideration, (B) any cash disbursements required to be made from the Escrow Fund with respect to such share to the former holder thereof in accordance with the terms of the Escrow Agreement when such disbursements, if any, are required to be made, (C) any adjustment pursuant to Section 3.6(d) or Section 3.6(e), on a per share basis, (D) any cash disbursements made from the Expense Fund in accordance with Section 3.7, on a per share basis, (E) solely with respect to shares of Preferred Stock, the Per Share Preference, and (F) any cash disbursements required to be made from the Specified Sales Tax Holdback with respect to such share to the former holder thereof in accordance with the terms of Section 3.9 when such disbursements, if any, are required to be made. As of the Effective Time, all such shares of Capital Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and subject to Section 3.3 with respect to any Dissenting Shares, each holder of a Certificate shall cease to have any rights with respect thereto, except the right to receive (subject to any adjustments specified herein), upon the surrender of such Certificate or the delivery of an affidavit as described in Section 3.2(c), the amounts specified in this Section 2.6(b).
Section 2.7    Treatment of Company Options and Company Stock Option Plans. At the Effective Time, each Vested Company Option outstanding immediately prior to the Effective Time that has not been exercised will be canceled in exchange for the right to receive, per share of Common Stock subject to such Vested Company Option as of immediately prior to the Effective Time (after giving effect to any acceleration resulting from or in connection with the Merger), (i) the Per Option Share Consideration and (ii) the Per Share Non-Participating Additional Closing Consideration and, in each case, such Vested Company Options thereupon shall no longer represent the right to purchase Common Stock or any other equity security of the Company, Buyer, the Surviving Company or any other Person or the right to receive any other consideration. At the Effective Time, all Unvested Company Options outstanding immediately prior to the Effective Time shall be canceled and thereupon shall no longer represent the right to purchase Common Stock or any other equity security of the Company, Buyer, the Surviving Company or any other Person or the right to receive any other consideration, and the Company shall take all actions necessary to terminate the Equity Incentive Plan as of the Effective Time.
ARTICLE III
PAYMENT FOR SECURITIES
Section 3.1    Payment for Company Capital Stock and Company Options .
(a)    Prior to the Closing, Buyer shall transfer to the Paying Agent, cash in the amount payable in respect of all shares of Capital Stock outstanding immediately prior to the Effective Time pursuant to Section 2.6(b) (if applicable) (the “Payment Fund”). The Payment Fund shall not be used for any other purpose, except to make the payments required by Section 2.6(b) in accordance with the terms of this Agreement and the Paying Agent Agreement. At the Effective Time, Buyer shall deposit with the Surviving Company, for the benefit of the holders of

Vested Company Options (each an “Optionholder” and collectively, the “Optionholders”), for payment by the Surviving Company, cash in an amount payable in respect of all Vested Company Options in accordance with Section 2.7 and Section 3.8. As soon as practicable after the Effective Time (and in any event within two (2) Business Days after the Effective Time), Buyer shall cause the Surviving Company to pay such amount through the Surviving Company payroll account(s) or the payroll account(s) of its Subsidiary.
(b)    At the Effective Time, Buyer shall cause to be delivered to the Escrow Agent the Escrow Amount. The Escrow Amount shall be held by the Escrow Agent in the Escrow Fund solely for purposes of adjustments to the Merger Consideration pursuant to Section 3.6(b) and the payment to the Buyer Indemnified Parties in satisfaction of any indemnification claims required by ARTICLE IX. The administration of the Escrow Fund shall be governed by the terms of the Escrow Agreement.
(c)    At the Effective Time, Buyer shall deposit into an account designated by the Securityholder Representative an amount equal to $100,000 (the “Expense Fund”). The Expense Fund may be used at any time by the Securityholder Representative to fund any expenses incurred by it in the performance of its duties and obligations hereunder, under the Ancillary Agreements (if any) or otherwise in connection with the transactions contemplated hereby or thereby.
Section 3.2    Exchange of Certificates, etc.
(a)    Prior to the Closing Date, Buyer shall deliver to the Stockholders a letter of transmittal in the form attached hereto as Exhibit D (the “Letter of Transmittal”), which specifies that delivery shall be effected, and risk of loss and title to shares of Capital Stock shall pass, only upon delivery of the Certificates representing such shares of Capital Stock to Buyer and instructions for use in effecting the surrender of a Certificate in exchange for the Merger Consideration attributable to each share formerly represented by such Certificate. Upon surrender of a Certificate to Buyer and immediately after the Effective Time, together with a Letter of Transmittal (or affidavit of loss in accordance with Section 3.2(c)), duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to promptly receive (and in any event within two (2) Business Days after delivery of the Certificate(s) and completed Letter of Transmittal (or affidavit of loss in accordance with Section 3.2(c)) in accordance with this provision) in exchange therefor (i) solely with respect to the holders of Non-Participating Shares, the sum of (A) cash in an amount equal to the product of the number of shares represented by such Certificate multiplied by the Per Share Consideration, plus (B) cash in an amount equal to the product of the number of shares represented by such Certificate multiplied by the Per Share Non-Participating Additional Closing Consideration, and (ii) solely with respect to the holders of Participating Common Stock, (A) cash in an amount equal to the product of the number of shares represented by such Certificate multiplied by the Per Share Consideration, and, as applicable, the Per Share Preference, (B) such holder’s Escrow Pro Rata Share of any cash disbursements required to be made from the Escrow Fund with respect to such share in accordance with the terms of the Escrow Agreement when such disbursements, if any, are required to be made, (C) such holder’s Escrow Pro Rata Share of any adjustment pursuant to Section 3.6(d) or Section 3.6(e), (D) such holder’s Escrow Pro Rata Share of any cash disbursements made from the Expense Fund to the Indemnifying Securityholders in accordance with Section 3.7, and (E) such holder’s Escrow Pro Rata Share of any cash disbursements required to be made from the Specified Sales Tax Holdback with respect to such share in accordance with the terms of Section 3.9 when such disbursements, if any, are required to be made. The Certificate (if applicable) so surrendered shall forthwith be canceled as of the Effective Time. Payment by Buyer to a Securityholder shall be made by wire transfer at Closing to the extent such Securityholder complies with the delivery requirements in this Section 3.2(a) at least two (2) Business Days prior to the Closing Date.
(b)    If payment is to be made to a Person other than the Person in whose name the Certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer, with all documents required to evidence and effect such transfer, and that the Person requesting such payment pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered or establish to the satisfaction of the Surviving Company that such Tax has been paid or is not applicable. Until surrendered as contemplated by this Section 3.2(b), each Certificate (other than Certificates representing Dissenting Shares) shall at any time after the Effective Time represent solely the right to receive, upon such surrender the amounts contemplated by Section 2.6(b).
(c)    If any Certificate shall have been lost, stolen or destroyed, upon the making of a customary affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, Buyer shall deliver in exchange for such lost, stolen or destroyed Certificate the portion of the Aggregate Closing Consideration attributable in respect of each share of Capital Stock formerly represented thereby by payment out of the Payment Fund.
(d)    At the Effective Time, the stock transfer books of the Company shall be closed and no further registration of transfers of shares shall thereafter be made on the records of the Company. If, after the Effective Time, Certificates are presented to the Surviving Company for transfer, such Certificates shall be canceled and exchanged for the Merger Consideration as provided in this ARTICLE III, subject to applicable Law in the case of Dissenting Shares.
(e)    To the extent permitted by applicable Law, none of Buyer, Merger Sub, the Company or the Surviving Company shall be liable to any Person in respect of any portion of the Aggregate Closing Consideration from the Payment Fund properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificates shall not have been surrendered immediately prior to the date that such unclaimed funds would otherwise become subject to any abandoned property, escheat or similar Law unclaimed funds payable with respect to such Certificates shall, to the extent permitted by applicable Law, become the property of Surviving Company, free and clear of all claims or interest of any Person previously entitled thereto.
Section 3.3    Appraisal Rights.

(a)    Notwithstanding anything in this Agreement to the contrary, but only to the extent required by the DGCL, any shares of Capital Stock outstanding immediately prior to the Effective Time held by any holder who has not voted in favor of the Merger and is otherwise entitled to demand, and who properly demands, to receive payment of the fair value for such shares of Capital Stock in accordance with Section 262 of the DGCL (such shares, “Dissenting Shares”) shall not be converted pursuant to Section 2.6 into the right to receive Merger Consideration unless such holder fails to perfect or otherwise effectively withdraws or loses such holder’s right to receive payment of the fair value of such Dissenting Shares. If, after the Effective Time, such holder fails to perfect or loses its right to demand or receive such payment, such shares of Capital Stock shall be treated as if they had been converted as of the Effective Time into the right to receive Merger Consideration, without interest thereon, pursuant to Section 2.6.
(b)    The Company (or, after Closing, the Securityholder Representative) shall give Buyer (i) prompt notice and a copy of any notice of a Stockholder’s demand for payment or objection to the Merger, of any request to withdraw a demand for payment and of any other instrument delivered to it pursuant to Section 262 of the DGCL and (ii) the opportunity to participate at Buyer’s sole expense in all negotiations and proceedings with respect to such demands, objections and requests. After Closing, the Securityholder Representative shall control all proceedings with respect to the foregoing on behalf of the Company; provided, however, that except with the prior written consent of Buyer which consent shall not be unreasonably withheld, delayed or conditioned, the Company (or, after Closing, the Securityholder Representative) shall not make any payment with respect to any such demands, objections and requests and shall not settle (or offer to settle) any such demands, objections and requests or approve any withdrawal of the same.
Section 3.4    Payments at Closing for Indebtedness of the Company. At Closing, Buyer shall repay in full the Closing Indebtedness described on Schedule 3.4 hereof by wire transfer of immediately available funds to the applicable lender set forth on such schedule as provided in the Payoff Letter regarding such Indebtedness.
Section 3.5    Payments at Closing for Transaction Expenses of the Company. At Closing, Buyer shall repay in full the Transaction Expenses described on Schedule 3.5 hereof by wire transfer of immediately available funds to the applicable parties set forth on such schedule.
Section 3.6    Merger Consideration Adjustment.
(a)    Prior to the Closing Date, the Company shall deliver to Buyer a written statement (the “Estimated Closing Statement”) setting forth (i) an estimated unaudited consolidated balance sheet of the Acquired Companies as of the close of business on the Closing Date (the “Estimated Closing Balance Sheet”), (ii) its good faith estimate of (A) Closing Working Capital (“Estimated Net Working Capital”) and (B) the Closing Indebtedness (the “Estimated Closing Indebtedness”) and (iii) the Company’s calculation of the Estimated Adjustment Amount, together with any information that Buyer has reasonably requested to verify the amounts reflected in the Estimated Closing Statement. The Estimated Closing Balance Sheet shall be prepared in accordance with GAAP, using the same accounting practices, policies and methodologies used in the preparation of the Company’s audited balance sheet for the fiscal year ended December 31, 2016.
(b)    On or before the date that is 90 calendar days following the Closing Date, Buyer or its designee shall prepare, or cause to be prepared, and deliver to the Securityholder Representative a written statement (the “Buyer Closing Statement”) setting forth (i) an unaudited consolidated balance sheet of the Acquired Companies of the close of business on the Closing Date (the “Buyer Closing Balance Sheet”), (ii) a calculation of (A) Closing Working Capital (“Buyer Closing Net Working Capital”) and (B) the Closing Indebtedness (the “Buyer Closing Indebtedness”) and (iii) Buyer’s calculation of the Final Adjustment Amount, together with any information that the Securityholder Representative has reasonably requested to verify the amounts reflected in the Closing Statement. The Buyer Closing Balance Sheet shall be prepared in accordance with GAAP, using the same accounting practices, policies and methodologies used in the preparation of the Company’s audited balance sheet for the fiscal year ended December 31, 2016.
(c)    From the delivery of the Buyer Closing Statement until the determination of Final Closing Net Working Capital and Final Closing Indebtedness in accordance with this Section 3.6(c), Buyer will provide, and cause the Acquired Companies to provide, the Securityholder Representative with reasonable access (during normal business hours and upon reasonable prior notice) to (i) the books, records, facilities and employees of the Acquired Companies, and (ii) the financial information, as of the Closing Date, of the Acquired Companies, in each case, to the extent reasonably necessary for the Securityholder Representative to evaluate the Buyer Closing Statement. The Securityholder Representative may dispute the calculation of Buyer Closing Net Working Capital or Buyer Closing Indebtedness by notifying Buyer of such disagreement in writing, setting forth in reasonable detail the particulars of such disagreement (a “Notice of Objection”), within thirty (30) calendar days after Securityholder Representative’s receipt of the Buyer Closing Statement. To the extent not set forth in the Notice of Objection, the Securityholders shall be deemed to have agreed with Buyer’s calculation of all other items and amounts contained in the Buyer Closing Statement. In the event that the Securityholder Representative does not provide a Notice of Objection within such thirty (30) calendar day period, the Securityholders shall be deemed to have accepted the Buyer Closing Statement delivered by Buyer and Buyer’s calculation of Buyer Closing Net Working Capital and Buyer Closing Indebtedness set forth therein, which shall then be final, binding and conclusive for all purposes hereunder. In the event any Notice of Objection is timely provided, Buyer and the Securityholder Representative shall use their commercially reasonable efforts for a period of thirty (30) calendar days (or such longer period as they may agree in writing) to resolve any disagreements set forth in the Notice of Objection. If Buyer and the Securityholder Representative are unable to resolve such items in dispute (the “Unresolved Items”) by the end of such period then, at any time thereafter, either the Securityholder Representative or Buyer may require that the Independent Accountants resolve the Unresolved Items. For the avoidance of doubt, the Independent Accountants shall only resolve the Unresolved Items and not any disagreements that have been resolved by the parties. Buyer and the Securityholder Representative shall instruct the Independent Accountants to determine as promptly as practicable, and in any event within thirty (30) calendar days of the date on which such dispute is referred to the Independent Accountants, based solely on the provisions of this Agreement and the written presentations by the Securityholder Representative and Buyer, and not on an independent review, whether and to what extent (if any) the calculations of Closing Net Working Capital and/or Closing Indebtedness require adjustment; provided, however, that in resolving any Unresolved Item, the Independent Accountants (A) may not assign a value to any item greater than the greatest value for such item claimed by Buyer or the Securityholder Representative or less than the smallest value for such item claimed by either Buyer or the Securityholder Representative and (B) may not take oral testimony from the parties hereto or any other Person. The fees and expenses of the Independent Accountants shall be allocated between the parties based upon the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party. The determination of the Independent Accountants shall be set forth in a written statement delivered to the Securityholder Representative and Buyer and shall be final, conclusive and binding on the parties. The date on which Closing Net Working Capital and Closing Indebtedness is finally determined in accordance with this Section 3.6(c) is hereinafter referred to as the “Determination Date.” The Closing Working Capital and Closing Indebtedness, each as finally determined in accordance with this Section 3.6(c), shall be referred to as the “Final Closing Net Working Capital,” and “Final Closing Indebtedness,” respectively.
(d)    If the Final Adjustment Amount is greater than the Estimated Adjustment Amount, then within five (5) Business Days after the Determination Date, Buyer shall pay, or cause to be paid, to each Securityholder an amount in cash equal to (i) the Final Adjustment Amount minus the Estimated Adjustment Amount multiplied by (ii) such Securityholder’s Escrow Pro Rata Share.
(e)    If the Final Adjustment Amount is less than the Estimated Adjustment Amount, then within five (5) Business Days after the Determination Date, Buyer and the Securityholder Representative shall deliver joint written instructions to the Escrow Agent to release to Buyer from the Escrow Fund an amount of cash equal to the Estimated Adjustment Amount minus the Final Adjustment Amount.
(f)    The parties agree and acknowledge that any payment pursuant to Section 3.6(d) or Section 3.6(e) above will be treated by the parties as an adjustment to the Merger Consideration.
Section 3.7    Distribution of Securityholder Representative Expense Fund. The Securityholder Representative shall pay or cause to be paid to each Indemnifying Securityholder such Indemnifying Securityholder’s Escrow Pro Rata Share of the Expense Fund, as and to the extent such amounts, if any, are no longer required to be held by the Securityholder Representative for the performance of its duties hereunder, as determined by the Securityholder Representative in its sole discretion. All amounts deposited to the Expense Fund shall be treated for all purposes of this Agreement and for federal and applicable state income tax purposes as having been paid to the Indemnifying Securityholders at the Closing.
Section 3.8    Consideration Spreadsheet

(a)    At least one Business Day before the Closing and concurrently with the delivery of the Estimated Adjustment Statement, the Company shall prepare and deliver to Parent a spreadsheet (the “Consideration Spreadsheet”), certified by the Chief Executive Officer of the Company, which shall set forth, as of the Closing Date and immediately prior to the Effective Date, the following:
(i)    the names and addresses of all Stockholders and the number of Shares held by such Persons;
(ii)    the names and addresses of all Optionholders, together with the number of Shares subject to Options held by such Optionholders, the grant date, exercise price and vesting schedule for such Options;
(iii)    calculations of the Closing Merger Consideration and Per Share Consideration;
(iv)    each Stockholder’s and Optionholder’s Per Share Consideration and Per Option Share Consideration, as applicable;
(v)    each Stockholder’s and Optionholder’s Pro Rata Share (as a percentage interest); and
(vi)    each Indemnifying Securityholder’s Escrow Pro Rata Share (as a percentage interest) of the amount to be contributed to the Escrow Fund, Expense Fund and Specified Sales Tax Holdback.
(b)    The parties agree that Buyer and Merger Sub shall be entitled to rely on the Consideration Spreadsheet in making payments hereunder and Buyer and Merger Sub shall not be responsible for the calculations or the determinations regarding such calculations in such Consideration Spreadsheet.
Section 3.9    Specified Sales Tax Holdback
(a)    At the Closing, Buyer shall retain the Specified Sales Tax Holdback solely to satisfy obligations of the Surviving Company related to amounts owed for periods up to and including the Closing Date in respect of state sales taxes for the Specified States (the “Specified Seller Sales Tax Obligation”). Buyer and the Surviving Company shall use commercially reasonable best efforts to recover the Specified Seller Sales Tax Obligation from customers of the Company to which the Specified Seller Sales Tax Obligation applies in each such customer’s capacity as a customer in the applicable state(s) (the “Sales Tax Customers”); provided, that such obligation shall not extend beyond the date the completion of Buyer’s obligations set forth in Section 3.9(c).
(b)    Within ten days following the six month anniversary of the Closing Date (or the next Business Day following such date if the anniversary is not a Business Day) (the “Six Month Anniversary”), Buyer shall (i) deliver to the Securityholder Representative a written statement setting forth calculations of any amounts received by Buyer or the Surviving Company from any Sales Tax Customers on or prior to the Six Month Anniversary (the “Six Month Anniversary Recovered Amount”) and (ii) pay to the Paying Agent, for further payment in accordance with Section 2.6(b) and the Paying Agent Agreement, the Six Month Anniversary Recovered Amount, up to the Specified Sales Tax Holdback.
(c)    Within ten days following the first anniversary of the Closing Date (or the next Business Day following such date if the anniversary is not a Business Day) (the “First Anniversary”), Buyer shall (i) deliver to the Securityholder Representative a written statement setting forth calculations of (A) the Six Month Anniversary Recovery Amount, (B) any amounts received by Buyer or the Surviving Company from any Sales Tax Customers after the Six Month Anniversary but on or prior to the First Anniversary and (C) any amounts paid by Buyer or the Surviving Company in respect of the Specified Seller Sales Tax Obligation and (ii) pay to the Paying Agent, for further payment in accordance with Section 2.6(b) and the Paying Agent Agreement, the amount equal to the Specified Sales Tax Holdback, less the Six Month Recovered Amount previously paid to the Paying Agent in accordance with Section 3.9(b), less any amounts paid by Buyer or the Surviving Company in respect of the Specified Seller Sales Tax Obligation.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as set forth in the corresponding sections or subsections of the Disclosure Schedule attached hereto (the “Disclosure Schedule”) (which disclosure in the Disclosure Schedule shall qualify the identified Sections or subsections hereof to which such disclosure relates and any other Sections or subsections to the extent it is reasonably apparent that such disclosure is applicable to such other Sections or subsections), the Company hereby makes the representations and warranties to Buyer and Merger Sub set forth in this ARTICLE IV. Notwithstanding anything herein to the contrary, the disclosure in the Disclosure Schedule related to any voluntary disclosure program for state sales tax shall not reduce the Securityholders’ liability pursuant to this Agreement, including Section 3.9 hereof.
Section 4.1    Organization and Qualification.
(a)    Each Acquired Company is (i) duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, and has full power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and (ii) duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for any such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, have a Material Adverse Effect.
(b)    The Company has heretofore furnished or made available to Buyer a complete and correct copy of the certificate of incorporation and bylaws (or other similar organizational documents), each as amended to date, of each of the Acquired Companies, each of which are in full force and effect. No Acquired Company is in violation of any of the provisions of its certificate of incorporation or bylaws (or other similar organizational documents). True and complete copies of the transfer books and minute books of the Acquired Companies have been made available to Buyer prior to the date hereof.
Section 4.2    Authority and Enforceability. The Company has full corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it will be a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby; provided, however, that the Requisite Stockholder Consent is required for the Company to consummate the Merger. The execution and delivery by the Company of this Agreement and each of the Ancillary Agreements to which the Company will be party and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by the Company Board. Subject to receipt of the Requisite Stockholder Consent, no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or any Ancillary Agreement or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and upon their execution each of the Ancillary Agreements to which the Company will be a party will have been, duly executed and delivered by the Company. This Agreement constitutes, and upon their execution each of the Ancillary Agreements to which the Company will be a party will constitute, the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).
Section 4.3    No Conflict; Required Filings and Consents.
(a)    The execution, delivery and performance by the Company of this Agreement and each of the Ancillary Agreements to which the Company will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not:
(i)    conflict with or violate the certificate of incorporation or bylaws (or other similar organizational documents) of any of the Acquired Companies;
(ii)    assuming the filings described in (b) below have been made, conflict with or violate any Law applicable to any of the Acquired Companies or by which any property or asset of any of the Acquired Companies is bound or affected in any material respect; or
(iii)    result in any material breach of, constitute a material default (or an event that, with notice or lapse of time or both, would become a material default) under, or require any consent of any Person pursuant to, any Material Contract.
(b)    No Acquired Company is required to file, seek or obtain any material notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by any Acquired Company of this

Agreement and each of the Ancillary Agreements to which the Company will be a party or the consummation of the transactions contemplated hereby or thereby, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and (ii) such filings as may be required by any applicable federal or state securities or “blue sky” laws.
Section 4.4    Capitalization. As of the date of this Agreement, the authorized capital stock of the Company consists of (a) 23,000,000 shares of Common Stock, of which an aggregate of 11,297,597 shares are issued and outstanding, and, of such authorized shares of Common Stock, 16,300,000 are designated shares of Series A Stock, of which 8,786,572 shares are issued and outstanding and (b) 7,500,000 shares of Preferred Stock, of which 7,500,000 shares are issued and outstanding. Except for the Capital Stock and as set forth in Section 4.4 of the Disclosure Schedule, there are not outstanding any: (i) shares of capital stock or other equity or ownership interests of the Company; (ii) options, warrants or other interests convertible into or exchangeable or exercisable for shares of capital stock or other equity or ownership interests of the Company; (iii) stock appreciation rights, phantom stock or other equity equivalents or equity-based awards or rights; or (iv) bonds, debentures or other Indebtedness of the Company having the right to vote or that are convertible or exchangeable for securities of the Company having the right to vote. Each outstanding share of capital stock of the Company is duly authorized, validly issued, fully paid and nonassessable. All of the aforesaid shares or other equity or ownership interests have been offered, sold and delivered by the Company in compliance with all applicable federal and state securities Laws. Except for rights granted to Buyer and Merger Sub under this Agreement, there are no outstanding obligations of the Company to issue, sell or transfer or repurchase, redeem or otherwise acquire, or that relate to the holding, voting or disposition of, or that restrict the transfer of, the issued or unissued capital stock or other equity or ownership interests of the Company.
Section 4.5    Subsidiaries. The Company’s only Subsidiary is Qvidian UK Limited, a private limited company, organized under the laws of England and Wales (“Qvidian UK”).  The Company holds of record and owns beneficially all of the outstanding equity securities of Qvidian UK.  Except than with respect to Qvidian UK, neither the Company nor Qvidian UK controls directly or indirectly or has any direct or indirect equity participation in any other Organization.  Except with respect to Qvidian UK, neither the Company nor Qvidian UK owns or has any right to acquire, directly or indirectly, any outstanding capital stock of, partnership interest, joint venture interest, equity participation or other security or interest in, any Person.
Section 4.6    Financial Statements. The Company has delivered to Buyer and Merger Sub true and complete copies of the following financial statements (collectively, the “Financial Statements”):
(i)    audited consolidated balance sheets of the Company as of December 31, 2016 and December 31, 2015 and consolidated statements of income and cash flows for each of the years then ended;
(ii)    an unaudited consolidated balance sheet of the Company as of September 30, 2017 (the “Base Balance Sheet”); and

(iii)    unaudited consolidated statements of income and cash flows for the nine (9) month period ended as of the date of the Base Balance Sheet.
Subject to the absence of footnotes and year-end audit adjustments with respect to any unaudited Financial Statements, the Financial Statements have been prepared in accordance with GAAP, consistently applied, and present fairly in all material respects the financial condition of the Acquired Companies and results of the Acquired Companies’ operations at and for the periods presented.
(b)    The Acquired Companies do not have any liabilities that are of the type that would be set forth on the consolidated balance sheet of the Company prepared in accordance with GAAP other than those (i) reflected in, reserved against or otherwise described in the Base Balance Sheet, (ii) incurred in the ordinary course of business since the date of the Base Balance Sheet or (iii) Transaction Expenses or Closing Indebtedness.
(c)    The Company has established and maintains a system of “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance (i) regarding the reliability of the Company's financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, (ii) that receipts and expenditures of the Company are being made only in accordance with the authorization of the Company's management and directors, and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company's assets that could have a material effect on the Company's financial statements.
Section 4.7    Absence of Certain Changes or Events. Since the date of the Base Balance Sheet until the date of this Agreement:
(a)    there has been no change in the condition, assets or business of the Acquired Companies, except such changes that have not had or would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect;
(b)    no Acquired Company has amended or otherwise changed its certificate of incorporation or bylaws or similar organizational documents;
(c)    there has been no reclassification, combination, split, subdivision or redemption, or purchase, directly or indirectly, of any of the Company’s capital stock, except for the repurchase of Capital Stock issued under the Equity Incentive Plan;
(d)    no Acquired Company has acquired any corporation, partnership, limited liability company or other business organization, or entered into any joint venture, strategic alliance, exclusive dealing, noncompetition or similar Contract or arrangement;
(e)    no Acquired Company has commenced or settled any Action;
(f)    change in any tax election or method of tax accounting, filing of any amended income or other Tax Return, consent to any waiver or extension of any applicable statute of limitations with respect to Taxes, or any settlement or final determination of any tax audit, claim, investigation, litigation or other proceeding or assessment;
(g)    no Acquired Company has incurred any Indebtedness or issued any debt securities or assumed, guaranteed or endorsed, or otherwise become responsible for, the indebtedness of any Person, or made any loans or advances, except for amounts borrowed under the Company’s existing revolving line of credit, or in the ordinary course of business consistent with past practice; and
(h)    no Acquired Company has, except for the Merger, adopted a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization.
Section 4.8    Compliance with Law; Permits.
(a)    Each Acquired Company is in compliance in all material respects with all Laws applicable to it. Since January 1, 2015, no Acquired Company has received notice (in writing), order, inquiry, investigation, complaint or other communication from any Governmental Authority or any other Person that the Company is not in compliance in all material respects with any Law applicable to it.
(b)    Section 4.8(b) of the Disclosure Schedule sets forth a true and complete list of all material permits, licenses, franchises, approvals, certificates, consents, waivers, concessions, exemptions, orders, registrations, notices or other authorizations of any Governmental Authority necessary for each of the Acquired Companies to own, lease and operate its properties and to carry on its business as currently conducted (the “Permits”). Each Acquired Company is in compliance in all material respects with all such Permits applicable to such Acquired Company.
Section 4.9    Litigation. As of the date hereof: (a) there is no Action (except for any Actions commenced by Persons or Governmental Authorities that could not reasonably be expected to result in a liability or loss to the Acquired Companies of more than $100,000 individually or in the aggregate, after giving effect to any amounts reasonably expected to be recovered) pending or, to the Knowledge of the Company, threatened against any of the Acquired Companies; (b) there is no Action pending or, to the Knowledge of the Company, threatened against any of the Acquired Companies seeking to prevent, hinder, modify, delay or challenge the transactions contemplated by this Agreement or the Ancillary Agreements; and (c) there is no outstanding order, writ, judgment, injunction, decree, determination or award of, or pending or, to the Knowledge of the Company, threatened investigation by, any Governmental Authority relating to any of the Acquired Companies, any of their respective properties or assets or the transactions contemplated by this Agreement or the Ancillary Agreements.
Section 4.10    Employee Benefit Plans.
(a)    Section 4.10(a) of the Disclosure Schedule sets forth a true and complete list of all material employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all bonus, commission, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other material benefit plans, programs or arrangements, and all employment, termination, severance or change in control contracts or agreements to which any Acquired Company is a party, with respect to which any Acquired Company has any liability or which are maintained, contributed to or sponsored by any Acquired Company for the benefit of any current or former employee, officer or director of any Acquired Company (each a “Plan” and, collectively, the “Plans”).
(b)    The Company has furnished or made available to Buyer a true and complete copy of (to the extent applicable): (i) each material document embodying or governing each such Plan, (ii) the most recent summary plan description and material modifications thereto, (iii) the most recently filed Internal Revenue Service (“IRS”) Form 5500 and (iv) the most recently prepared actuarial report and financial statement, if any, in connection with each such Plan.
(c)    Each Plan is either (i) maintained in the United States and is subject only to the Laws of the United States or a political subdivision thereof or (ii) maintained in the United Kingdom and is subject only to the Laws of England and Wales or a political subdivision thereof.
(d)    Each Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS regarding its qualification thereunder or may rely on an opinion letter issued by the IRS with respect to a prototype plan adopted in accordance with the requirements for such reliance, or has time remaining for application to the IRS for a determination of the qualified status of such Plan for any period for which such Plan would not otherwise be covered by an IRS determination.
(e)    Neither any Plan nor any employee benefit plan maintained by any ERISA Affiliate is subject to Title IV of ERISA or Section 412 of the Code or is a “multiemployer plan,” as defined in Section 3(37) of ERISA.
(f)    Each Plan is now, and within the past six years, has been operated in all material respects in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code. Each Acquired Company has performed in all material respects all obligations required to be performed by it and is not in any material respect in default under or in violation under any Plan. No Action is pending or, to the Knowledge of the Company, threatened in writing with respect to any Plan, other than claims for benefits in the ordinary course.
(g)    None of the Plans provides health care or any other non-pension benefits to any employees after their employment is terminated (other than as required by Part 6 of Subtitle B of Title I of ERISA or similar state law).
(h)    Each Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in operational and documentary compliance in all material respects with Section 409A of the Code and applicable guidance thereunder.

(i)    Neither the execution and delivery of this Agreement, the shareholder approval of this Agreement, nor the consummation of the transactions contemplated hereby will result in any “parachute payment” as defined in Section 280G(b)(2) of the Code (whether or not such payment is considered to be reasonable compensation for services rendered).
Section 4.11    Labor and Employment Matters.
(a)    No Acquired Company is a party to any labor or collective bargaining Contract that pertains to employees of the Acquired Companies. To the Company’s Knowledge, there are no organizing activities or collective bargaining arrangements pending or under discussion with any labor organization or group of employees of the Acquired Companies. There is no labor dispute, strike, controversy, slowdown, work stoppage or lockout against or affecting any of the Acquired Companies.
(b)    No Unfair Labor Practice (as defined in the National Labor Relations Act) or labor charge or complaint is pending or, to the Knowledge of the Company, threatened in writing with respect to any Acquired Company before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Governmental Authority.
(c)    No Acquired Company is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices. Since January 1, 2017, no Acquired Company has received any written notice of intent by any Governmental Authority responsible for the enforcement of labor or employment Laws to conduct an investigation relating to such Acquired Company and, to the Knowledge of the Company, no such investigation is in progress.
(d)    The representations and warranties set forth in this Section 4.11 shall constitute the only representations and warranties of the Acquired Companies with respect to employment and labor matters.
Section 4.12    Title to and Condition of Assets.
(a)    The Acquired Companies have valid title to or a valid leasehold interest in all of their respective material assets, including all of the material assets reflected on the Base Balance Sheet or acquired in the ordinary course of business since the date of the Base Balance Sheet, except those sold or otherwise disposed of since the date of the Base Balance Sheet in the ordinary course of business consistent with past practice. None of the material assets owned or leased by the Acquired Companies are subject to any Encumbrance, other than (i) liens for current taxes and assessments not yet past due, (ii) mechanics’, workmen’s, repairmen’s, warehousemen’s and carriers’ liens arising in the ordinary course of business of the Company consistent with past practice, (iii) non-exclusive licenses granted in the ordinary course of business and (iv) any such matters of record, Encumbrances and other imperfections of title that do not, individually or in the aggregate, materially impair the continued ownership, use and operation of the assets to which they relate in the business of the Company as currently conducted (collectively, “Permitted Encumbrances”).

(b)    All tangible assets owned or leased by the Acquired Companies have been maintained in all material respects in accordance with generally accepted industry practice and are in all material respects in good operating condition and repair, ordinary wear and tear excepted.
This Section 4.12 does not relate to real property or interests in real property, such items being the subject of Section 4.13, or to Intellectual Property, such items being the subject of Section 4.14.
Section 4.13    Real Property. None of the Acquired Companies has any Owned Real Property. Section 4.13 of the Disclosure Schedule sets forth a true and complete list of all Leased Real Property. Each Acquired Company has valid and binding leasehold title to all Leased Real Property purported to be leased by such Acquired Company, in each case, free and clear of all Encumbrances, except Permitted Encumbrances. No parcel of Leased Real Property is subject to any governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefore, nor, to the Knowledge of the Company, has any such condemnation, expropriation or taking been proposed. All leases of Leased Real Property and all amendments and modifications thereto are in full force and effect, and there exists no default under any such lease by any Acquired Company or, to the Company’s Knowledge, any other party thereto, nor any event which, with notice or lapse of time or both, would constitute a default thereunder by an Acquired Company or, to the Company’s Knowledge, any other party thereto. All structures on Leased Real Property are adequately maintained and are in good operating condition and repair, ordinary wear and tear excepted, for the requirements of the business of the Acquired Companies as currently conducted.
Section 4.14    Intellectual Property.
(a)    Section 4.14 of the Disclosure Schedule sets forth a true and complete list of all registered Marks, Patents and registered Copyrights, including any pending applications to register any of the foregoing, owned (in whole or in part) by the Acquired Companies (collectively, “Company Registered IP”). To the Knowledge of Company, all Company Registered IP (other than patent applications or applications to register trademarks or copyrights) is subsisting, valid and enforceable, and no Acquired Company has received any written notice or claim challenging the validity or enforceability of any Company Registered IP. Each item of Company Registered IP has been duly maintained, is not expired, abandoned or cancelled, except for any issuances, registrations or applications for any Company Registered IP that any Acquired Company has permitted to expire or be abandoned or be cancelled in its reasonable business judgment. To the Knowledge of the Company, no Company Registered IP is now involved in any interference, reissue, reexamination, opposition, and, except as noted in the preceding sentence, in any cancellation or similar proceeding and, to the Knowledge of the Company, no such action is or has been threatened with respect to any of the Company Registered IP.
(b)    The Acquired Companies own, free and clear of any and all Encumbrances (other than Permitted Encumbrances), all Company Registered IP purported to be owned by such

Acquired Company. No Acquired Company has received any written notice or claim challenging such Acquired Company’s ownership of any of any Company Registered IP.
(c)    Each Acquired Company has taken reasonable security measures to protect the secrecy of all information that constitutes a Trade Secret of such Acquired Company.
(d)    The conduct by the Acquired Companies and their respective businesses as currently conducted does not infringe upon or misappropriate any Intellectual Property of any third party. No Acquired Company has received any written notice or claim asserting that any such infringement or misappropriation is occurring or has occurred. To the Knowledge of the Acquired Companies, no third party is infringing or misappropriating any Intellectual Property owned by the Acquired Companies in a material manner. Notwithstanding anything to the contrary in this Agreement, this Section 4.14(d) provides the sole and exclusive representations and warranties of the Company with respect to infringement of any Intellectual Property of any other Person.
(e)    Section 4.14(e)(1) of the Disclosure Schedule sets forth a complete and accurate list of all written agreements under which a third party is granting to the Acquired Companies any material right under or with respect to any Intellectual Property owned by such third party that is used in connection with the businesses of the Acquired Companies as such business is currently conducted, other than agreements for commercially available software that are made available for a fee of no more than Twenty Thousand Dollars ($20,000) per year , indicating for each the title and the parties thereto. The Acquired Companies are in compliance with all material obligations of each agreement set forth on Section 4.14(e)(1). Section 4.14(e)(2) of the Disclosure Schedule sets forth a complete and accurate list of all written agreements under which any Acquired Company grants any rights under any Intellectual Property owned by such Acquired Company to a third party, other than agreements containing non-exclusive licenses granted by the Acquired Companies in the ordinary course of business.
(f)    All current employees and contractors, and to the Company’s Knowledge, all former employees and contractors, of each Acquired Company who have contributed to the development of the Acquired Companies’ products or services have executed written instruments with an Acquired Company that assign to such Acquired Company all right, title and interest in and to any and all (i) inventions, improvements, ideas, discoveries, writings and other works of authorship, and information relating to the businesses of the Acquired Companies and (ii) Intellectual Property relating thereto.
(g)    Each Acquired Company has taken commercially reasonable steps to ensure that all software used by such Acquired Company is free of any disabling codes or instructions, and any virus or other intentionally created, undocumented contaminant, that is intended to be used to, access, modify, delete, damage or disable any of internal computer systems (including hardware, software, databases and embedded control systems) of such Acquired Company in a manner adverse to such Acquired Company. Each Acquired Company has taken reasonable steps to safeguard such systems and restrict unauthorized access thereto.
Section 4.15    Taxes.

(a)    Each Acquired Company has prepared and timely filed (including extensions) all income Tax Returns and all other material Tax Returns required to be filed by it.
(b)    Each Acquired Company has paid all income and other material Taxes due and owing by it (whether or not shown on any Tax Return).
(c)    No written claim has been made by any Taxing Authority in any jurisdiction where an Acquired Company does not file Tax Returns that it is or may be subject to Tax by that jurisdiction.
(d)    No Acquired Company has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency where such waiver or extension has not lapsed.
(e)    No Acquired Company is currently a party to any Action by any Taxing Authority, nor does the Company have written notice of any pending Action by any Taxing Authority.
(f)    All deficiencies asserted or assessments made against the Acquired Companies as a result of any examinations by any Taxing Authority have been fully paid.
(g)    There are no Encumbrances for Taxes, other than Encumbrances for current Taxes not yet due and payable, upon the assets of the Acquired Companies.
(h)    No Acquired Company is a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement, excluding any agreement entered into in the ordinary course of business, the principal purpose of which is unrelated to Taxes.
(i)    No Acquired Company is a party to or bound by any closing agreement or offer in compromise with any Taxing Authority.
(j)    No Acquired Company has been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, or a member of a combined, consolidated or unitary group for state, local or foreign Tax purposes (other than group, the common parent of which was the Company). The Acquired Companies do not have any liability for Taxes of any Person other than the Acquired Companies under Treasury Regulations Section 1.1502-6 or any corresponding provision of state, local or foreign income Tax Law, as transferee or successor, by contract or otherwise, in each case other than pursuant to the customary provisions of an agreement entered into in the ordinary course of business the primary purpose of which is not related to Taxes, such as leases, licenses or credit agreements.
The representations and warranties set forth in this Section 4.15 shall constitute the Acquired Companies’ only representations and warranties with respect to Taxes and the Company makes no representation or warranty regarding the amount, value or condition of, or any limitation on, any Tax asset or attribute of the Acquired Companies, including to net operating losses (each, a

“Tax Attribute”), or the ability of Buyer or any of its Affiliates (including the Surviving Company) to utilize such Tax Attributes after the Closing.
Section 4.16    Environmental Matters. Each Acquired Company is in material compliance with all applicable Environmental Laws and has obtained and is in material compliance with all Environmental Permits. No Acquired Company has received any written notice from a Governmental Authority or other Person alleging that such Acquired Company has any liability under any Environmental Law or is not in compliance with any Environmental Law.
Section 4.17    Material Contracts.
(a)    Except as set forth in Section 4.17 of the Disclosure Schedule, no Acquired Company is a party to:
(i)    any Contract that limits, or purports to limit, the ability of such Acquired Company to compete in any line of business or with any Person or in any geographic area or during any period of time, or that restricts the right of such Acquired Company to sell to or purchase from any Person, or that grants the other party or any third person “most favored nation” status or any type of special discount rights, or that grants exclusive rights to a third party;
(ii)    any Contract relating to or evidencing Indebtedness;
(iii)    any redemption or purchase agreements or other agreements affecting or relating to the capital stock of any Acquired Company, including, without limitation, any agreement with any stockholder of the Company which includes registration rights, voting arrangements, operating covenants or similar provisions;
(iv)    any pension, profit sharing, retirement or equity incentive plans;
(v)    any joint venture or partnership agreement or other agreement which involves a sharing of revenues, profits, losses, costs or liabilities by any Acquired Company with any other Person (other than another Acquired Company);
(vi)    any employment Contract that involves payment of severance;
(vii)    any Contract for the purchase of any debt or equity security or other ownership interest of any Person, or for the issuance of any debt or equity security or other ownership interest, or the conversion of any obligation, instrument or security into debt or equity securities or other ownership interests of, any Acquired Company; or
(viii)    any other Contract, whether or not made in the ordinary course of business, that includes an annual contract value in excess of $50,000.
(b)    Each of the contracts set forth in Section 4.17 of the Disclosure Schedule (the “Material Contracts”) is in full force and effect and is the legal, valid and binding obligation of the applicable Acquired Company, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforcement is sought in a proceeding at Law or in equity). The Company has made available or delivered to Buyer true and complete copies of all written Material Contracts.
Section 4.18    Customers. Section 4.18 of the Disclosure Schedules sets forth the name of each customer of the Acquired Companies that represents annual contract value of at least $50,000 during (a) the twelve- (12-) month period ending December 31, 2016 and (b) the nine (9-) month period ending September 30, 2017 (collectively, the “Material Customers”). No Material Customer has canceled or otherwise terminated its relationship with the Acquired Companies, or materially decreased its usage or purchase of the services or products of the Acquired Companies and the Company has not received any written notice, and, to the Company’s Knowledge, has no reason to believe, that any of its Material Customers intends to cease to use its products or services or to otherwise terminate or materially reduce its relationship with the Company.
Section 4.19    Affiliate Interests and Transactions. Except as set forth in Section 4.19 of the Disclosure Schedules, to the Company’s Knowledge, no Related Party of the Acquired Companies: (a) owns, directly or indirectly, any equity or other financial or voting interest in any material supplier, licensor, lessor, distributor, independent contractor or customer of the Acquired Companies; (b) owns, directly or indirectly, or has any interest in any property (real or personal, tangible or intangible) that an Acquired Company uses in its business; or (c) has any financial interest in any transaction with an Acquired Company or involving any assets or property of an Acquired Company, other than (i) transactions conducted in the ordinary course of business at prevailing market prices and on prevailing market terms and (ii) transactions in connection with a Related Party’s employment with the Acquired Companies.
Section 4.20    Insurance. A true and complete copy of all casualty, directors and officers liability, general liability, product liability and all other types of insurance maintained by the Acquired Companies, together with the carriers and liability limits for each such policy has previously been provided or made available to Buyer. All such policies are in full force and effect, and all premiums with respect thereto have been paid to the extent due. No written notice of cancellation, termination or reduction of coverage has been received by an Acquired Company with respect to any such policy.
Section 4.21    Brokers. Except as set forth in Section 4.21 of the Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Acquired Companies.
Section 4.22    Bank Accounts; Powers of Attorney. The Company has previously provided or made available to Buyer a true and complete list of (a) all bank accounts or safe deposit boxes under the control or for the benefit of the Acquired Companies and (b) the names of all persons authorized to draw on or have access to such accounts and safe deposit boxes.

Section 4.23    No Additional Representations.
(a)    Except as otherwise expressly set forth in this ARTICLE IV, the Company expressly disclaims any representations or warranties of any kind or nature, express or implied, including any representations or warranties as to the Acquired Companies, their respective businesses and affairs or the transactions contemplated by this Agreement.
(b)    Without limiting the generality of the foregoing, neither the Company nor any representative of the Company, nor any of its employees, officers, directors or stockholders, has made, and shall not be deemed to have made, any representations or warranties in the materials relating to the business and affairs of the Acquired Companies that have been made available to Buyer or Merger Sub, including due diligence materials, or in any presentation of the business and affairs of the Acquired Companies by the management of the Company or others in connection with the transactions contemplated hereby, and no statement contained in any of such materials or made in any such presentation shall be deemed a representation or warranty hereunder or otherwise or deemed to be relied upon by Buyer or Merger Sub in executing, delivering and performing this Agreement and the transactions contemplated hereby. It is understood that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations, including but not limited to, any offering memorandum or similar materials made available by the Company and its representatives, are not and shall not be deemed to be or to include representations or warranties of the Company, and are not and shall not be deemed to be relied upon by Buyer or Merger Sub in executing, delivering and performing this Agreement and the transactions contemplated hereby.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUB
Buyer and Merger Sub hereby represent and warrant to the Company as follows:
Section 5.1    Organization. Each of Buyer and Merger Sub is (i) a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has full corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and (ii) duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for any such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, have a material adverse effect.
Section 5.2    Authority and Enforceability. Each of Buyer and Merger Sub has full corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer and Merger Sub of this Agreement and each of the Ancillary Agreements to which it will be a party and the consummation by Buyer and Merger Sub of the transactions contemplated hereby and thereby have been duly and validly authorized by the Boards of Directors of Buyer and Merger Sub and by Buyer as the sole stockholder of Merger Sub. No other corporate proceedings on the part of Buyer or Merger Sub are necessary to authorize this Agreement or any Ancillary Agreement or to consummate the transactions contemplated hereby or thereby. This Agreement has been, and upon their execution each of the Ancillary Agreements to which Buyer or Merger Sub will be a party will have been, duly and validly executed and delivered by Buyer and Merger Sub, as applicable. This Agreement constitutes, and upon their execution each of the Ancillary Agreements to which Buyer or Merger Sub will be a party will constitute, the legal, valid and binding obligations of Buyer and Merger Sub, as applicable, enforceable against Buyer and Merger Sub, as applicable, in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).
Section 5.3    No Conflict; Required Filings and Consents.
(a)    The execution, delivery and performance by each of Buyer and Merger Sub of this Agreement and each of the Ancillary Agreements to which it will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not:
(i)    conflict with or violate the certificate of incorporation or bylaws of Buyer or Merger Sub;
(ii)    conflict with or violate any Law applicable to Buyer or Merger Sub or by which any property or asset of Buyer or Merger Sub is bound or affected; or
(iii)    result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under or require any consent of any Person pursuant to, any material note, bond, mortgage, indenture, agreement, lease, license, permit, franchise, instrument, obligation or other Contract to which Buyer or Merger Sub is a party or by which Buyer or Merger Sub or any of their respective properties, assets or rights are bound or affected;
except in the case of clauses (ii) and (iii), as to matters that could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Buyer or Merger Sub to perform its obligations under this Agreement or the Ancillary Agreements to which it will be a party.
(b)    Neither Buyer nor Merger Sub is required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by Buyer and Merger Sub of this Agreement and each of the Ancillary Agreements to which it will be party or the consummation of the transactions contemplated hereby or thereby, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) any filings required to be made under the HSR Act and any foreign antitrust laws, and (iii) such filings as may be required by any applicable federal or state securities or “blue sky” laws.

Section 5.4    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Buyer or Merger Sub.
Section 5.5    Litigation. There is no Action pending against or, to the knowledge of Buyer, threatened in writing against or affecting Buyer before any court of arbitrator or any governmental body, agency or official which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.
Section 5.6    Financing. Buyer and Merger Sub have sufficient currently-available funds on hand to consummate the Merger and perform all of their respective obligations under this Agreement, including, without limitation, to pay the Merger Consideration pursuant to the terms of this Agreement.
Section 5.7    Formation and Ownership of Merger Sub; No Prior Activities.
(a)    Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. All of the issued and outstanding capital stock of Merger Sub is validly issued, fully paid and non-assessable and is owned, beneficially and of record, by Buyer free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, stockholder agreements, limitations on Buyer’s voting rights, charges and other encumbrances of any nature whatsoever.
(b)    As of the date hereof and as of the Effective Time, except for (i) obligations or liabilities incurred in connection with its incorporation or organization and (ii) this Agreement and any other agreements or arrangements contemplated by this Agreement or in furtherance of the transactions contemplated hereby, Merger Sub has not incurred, directly or indirectly, through any of its Subsidiary or Affiliates, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.
Section 5.8    Inspection; No Other Representations.
(a)    Each of Buyer and Merger Sub is an informed and sophisticated Person, and has engaged expert advisors experienced in the evaluation and acquisition of companies such as the Company as contemplated hereunder. Each of Buyer and Merger Sub has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement and the transactions contemplated hereby. Buyer and Merger Sub acknowledge and agree that they are relying exclusively on the representations set forth in ARTICLE IV and they are not relying on any other statements or documents.
(b)    Without limiting the generality of the foregoing, Buyer acknowledges that (i) neither the Acquired Companies nor any Securityholder makes any representation or warranty with respect to (A) any projections, estimates or budgets delivered to or made available to Buyer of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Surviving Company and its Subsidiary or the future business and operations of the Surviving Company or any of its Subsidiary or (B) any other information or documents made available to Buyer or its counsel, accountants or advisors with respect to the Company, its Subsidiary or any of their respective businesses, assets, liabilities or operations, except as expressly set forth in this Agreement, and (ii) Buyer has not relied and will not rely upon any of the information described in subclauses (A) and (B) of clause (i) above in executing, delivering and performing this Agreement and the transactions contemplated hereby or any other information, representation or warranty except those representations or warranties set forth in ARTICLE IV hereof in negotiating, discussing, executing, delivering and performing this Agreement and the transactions contemplated hereby.
ARTICLE VI
COVENANTS
Section 6.1    Conduct of Business Prior to the Closing. Between the date of this Agreement and the earlier of the date of termination of this Agreement or the Closing Date, unless Buyer shall otherwise consent to in writing (such consent not to be unreasonably withheld, delayed or conditioned), the business of the Acquired Companies shall be conducted only in the ordinary course of business consistent with past practice. By way of amplification and not limitation, between the date of this Agreement and the earlier of the date of termination of this Agreement or the Closing Date, none of the Acquired Companies shall, except as set forth on Schedule 6.1 of the Disclosure Schedules, do, or propose to do, directly or indirectly, any of the following without the prior written consent of Buyer (such consent not to be unreasonably withheld, delayed or conditioned):
(a)    amend or otherwise change its certificate of incorporation or bylaws or applicable organizational documents;
(b)    issue, sell, pledge, dispose of or otherwise subject to any Encumbrance (other than any Permitted Encumbrance) (i) any shares of capital stock of the Company, or any warrants, convertible securities or other rights of any kind to acquire any such shares, or any other ownership interest in the Company, except for the issuance of options in the ordinary course of business or issuance of shares upon the exercise of options or warrants outstanding as of the date of this Agreement or (ii) any properties or assets of the Acquired Companies having a value in excess of One Hundred Thousand Dollars ($100,000), other than in connection with the incurrence of Indebtedness otherwise permitted hereunder or in connection with sales or transfers of inventory or accounts receivable in the ordinary course of business consistent with past practice;
(c)    reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock;
(d)    acquire any corporation, partnership, limited liability company or other business organization or material assets;

(e)    except for the Merger, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company;
(f)    make any loans or advances to any Person (other than in the ordinary course of business);
(g)    authorize, or make any commitment with respect to, any single capital expenditure outside the ordinary course of business or that is in excess of $100,000, or enter into any lease of real or personal property or any renewals thereof outside the ordinary course of business;
(h)    except as required by Law and as set forth on Section 6.1(h) of the Disclosure Schedule, make, change or revoke any Tax election, change an annual accounting period, adopt or change any accounting method, file any amended income or other Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to the Company, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company;
(i)    increase the compensation payable or to become payable or the benefits provided to its directors, officers or employees, except for (i) under any bonus plans previously approved by the board of directors of the Company or (ii) normal merit and cost of living increases consistent with past practice and except for retention, performance or similar bonuses not to exceed Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate, or establish, adopt, enter into or amend any Plan, other than as may be required by any Governmental Authority or to comply with any applicable Laws;
(j)    commence or settle any material Action other than Actions relating to the collection of uncollected accounts receivable; or
(k)    enter into any agreement, or otherwise make a commitment to do any of the foregoing.
Section 6.2    No Solicitations.
(a)    Except as otherwise provided herein, unless and until this Agreement shall have been terminated in accordance with its terms, the Company shall not, directly or indirectly, initiate, solicit, encourage, facilitate or continue any inquiries or the making or implementation of any Acquisition Proposal.
(b)    The Company will not, and will take such action as is necessary to direct that its directors, officers, employees, advisors, representatives and agents do not, directly or indirectly, (i) discuss, negotiate, undertake, authorize, recommend, propose or enter into, either as the proposed surviving, merged, acquiring or acquired corporation, any Acquisition Proposal, (ii) facilitate, encourage, solicit, continue or initiate discussions, negotiations or submissions of proposals or offers in respect of an Acquisition Proposal, (iii) furnish or cause to be furnished, to any Person or entity, any information concerning the business, operations, properties or assets of the Company in connection with an Acquisition Proposal, or (iv) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person or entity to do or seek any of the foregoing.
(c)    The Company shall, and shall direct its representatives to, immediately cease and cause to be terminated any existing discussions or negotiations with any persons or entities (other than Buyer and Merger Sub) conducted heretofore with respect to any of the foregoing. The Company agrees not to release any third party from the confidentiality provisions of any agreement to which the Company is a party.
Section 6.3    Notification of Certain Matters. The Company shall give prompt written notice to Buyer of the occurrence or non-occurrence of any event or condition that would reasonably be expected to result in the nonfulfillment of any of the conditions to Buyer’s and Merger Sub’s obligations hereunder as set forth in Section 8.3(a). Buyer shall give prompt written notice to the Company of the occurrence or non-occurrence of any event or condition that would reasonably be expected to result in the nonfulfillment of any of the conditions to the Company’s obligations hereunder as set forth in Section 8.2(a).
Section 6.4    Takeover Statutes. If any state takeover statute or similar Law shall become applicable to the transactions contemplated by this Agreement or the Ancillary Agreements, the Company and the Company Board shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby or thereby may be consummated as promptly as practicable on the terms contemplated hereby or thereby and otherwise act to eliminate the effects of such statute or regulation on the transactions contemplated hereby or thereby.
Section 6.5    Confidentiality. Each of the parties hereto shall hold, and shall cause its Representatives to hold, in confidence all documents and information furnished to it by or on behalf of any other party to this Agreement in connection with the transactions contemplated hereby pursuant to the terms of the Mutual Non-Disclosure Agreement, dated October 10, 2017, between Buyer and the Company (the “Confidentiality Agreement”), which shall continue in full force and effect until the Closing Date. If for any reason this Agreement is terminated prior to the Closing Date, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms.
Section 6.6    Commercially Reasonable Efforts. Each of the Company, Buyer and Merger Sub shall use its commercially reasonable efforts to take, or cause to be taken, all appropriate actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements as promptly as practicable, including to obtain from Governmental Authorities and other Persons all consents, approvals, authorizations, qualifications and orders as are necessary for the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 6.7    Public Announcements. Each of the parties shall consult with one another before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statement with respect to the transactions contemplated hereby, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law or listing agreement with or listing rule of a national securities exchange or trading market or inter-dealer quotation system (in which case, prior to making such disclosure, the disclosing party will (a) deliver a draft of such press release or public statement to each other party, and shall give each other party reasonable opportunity (but in no event less than forty-eight (48) hours) to comment thereon prior to such disclosure and (b) consider in good faith the reasonable comments of such other party).
Section 6.8    Indemnification.
(a)    From and after the Effective Time, Buyer and the Surviving Company shall, to the fullest extent permitted under applicable Law, indemnify and hold harmless the present and former directors and officers of the Acquired Companies (each, an “Insured Party”) against all costs and expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, suit, proceeding or investigation based on the fact that such individual is or was a director or officer of the Company and/or any of its Subsidiary and arising out of or pertaining to any action or omission occurring at or prior to the Effective Time (including the transactions contemplated hereby) (and shall pay any expenses in advance of the final disposition of such action or proceeding to each Insured Party to the fullest extent permitted under applicable Law, upon receipt from the Insured Party for whom expenses are paid of any undertaking to repay such amounts required under applicable Law). In the event of any such claim, action, suit, proceeding or investigation, (i) Buyer and the Surviving Company shall pay the reasonable fees and expenses of counsel selected by the Insured Parties, which counsel shall be reasonably satisfactory to the Surviving Company, promptly after statements therefor are received and (ii) Buyer and the Surviving Company shall cooperate in the defense of any such matter; provided, however, that neither Buyer nor the Surviving Company shall be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed); provided, further, that neither Buyer nor the Surviving Company shall be obligated pursuant to this Section 6.8 to pay the fees and expenses of more than one counsel for all Insured Parties per jurisdiction in any single action unless a conflict of interest precludes the effective representation of more than one Insured Party with respect to the applicable claim, action, suit, proceeding or investigation. Buyer and the Surviving Company hereby acknowledge that present and former directors and officers of the Insured Parties may have certain rights to indemnification, advancement of expenses and/or insurance. From and after the Effective Time, Buyer and the Surviving Company hereby agree that they are the indemnitors of first resort (i.e., their obligations to the Insured Parties are primary and any obligation of any secondary indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by the Insured Parties are secondary).
(b)    Prior to the Effective Time, the Company shall purchase directors’ and officers’ liability insurance coverage for the Company’s directors and officers which shall provide such directors and officers with coverage for six (6) years following the Effective Time of not less than the existing coverage under, and have other terms not materially less favorable on the whole to, the insured persons than the directors’ and officers’ liability insurance coverage presently maintained by the Company. Buyer shall cause the Surviving Company and each of its Subsidiary to refrain from taking any act that would cause such coverage to cease to remain in full force and effect.
(c)    Each Insured Party to whom this Section 6.8 applies shall be third party beneficiaries of this Section 6.8. The provisions of this Section 6.8 are intended to be for the benefit of each Insured Party and his heirs. The obligations under this Section 6.8 shall not be terminated or modified in such a manner as to adversely affect any such Insured Party without his written consent.
(d)    In the event Buyer or the Surviving Company or any of their respective Subsidiaries (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Buyer or the Surviving Company or any of their respective Subsidiaries assume the obligations set forth in this Section 6.8.
Section 6.9    R&W Insurance. Buyer shall pay the full cost of obtaining the R&W Insurance Policy, including, but not limited to, the premium, underwriting fee, broker’s fee, taxes and any other fees and expenses.
Section 6.10    Reasonable Best Efforts. The Company and Buyer shall each use its reasonable best efforts: (i) to avoid the entry of, or to have vacated or terminated, any decree, order, or judgment that would restrain, prevent, delay, unwind, declare void or unlawful, or otherwise prohibit the Closing and the transactions contemplated hereby, including the Merger, including without limitation defending through litigation on the merits any claim asserted in any court by any Person; and (ii) to avoid or eliminate each and every impediment under any antitrust, competition or trade regulation law that may be asserted by any governmental authority with respect to the Closing and the transactions contemplated hereby, including the Merger. Buyer’s obligations under this Section 6.10 shall include, without limitation, (x) proposing, negotiating, committing to and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of such assets or businesses of Buyer (or any of its Subsidiary) and (y) otherwise taking or committing to take actions that limit Buyer or its Subsidiary’s freedom of action with respect to, or its ability to retain, one or more of its or its Subsidiary’s businesses, product lines or assets, in each case as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order, or other order in any suit or proceeding, which would otherwise have the effect of preventing, materially delaying, unwinding, declaring void or unlawful, or otherwise prohibiting the Closing and the transactions contemplated hereby, including the Merger. Buyer shall take such of the foregoing actions as the Company may request. Buyer shall pay all fees in connection with obtaining the consents, approvals or waivers referenced this Section.

Section 6.11    Conflicts and Privilege. It is acknowledged by each of the parties hereto that the Securityholder Representative or the Securityholders may retain Goodwin Procter LLP (“Counsel”) to act as its counsel in connection with the transactions contemplated hereby. Buyer and Merger Sub hereby agree that, in the event that a dispute arises after the Closing between Buyer and Merger Sub, on the one hand, and the Securityholder Representative or the Securityholders, on the other hand, Counsel may represent the Securityholder Representative and/or the Securityholders in such dispute even though the interests of the Securityholder Representative and/or the Securityholders may be directly adverse to Buyer, Merger Sub or the Company, and even though Counsel may have represented the Company in a matter substantially related to such dispute, or may be handling ongoing matters for Buyer, Merger Sub or the Company. Buyer and Merger Sub further agree that, as to all communications among Counsel, the Company, the Securityholders and the Securityholder Representative that relate in any way to the transactions contemplated by this Agreement, the attorney-client privilege and the expectation of client confidence belongs to the Securityholder Representative and/or the Securityholders (as applicable) and may be controlled by the Securityholder Representative and/or the Securityholders and shall not pass to or be claimed by Buyer, Merger Sub or the Company. Notwithstanding the foregoing, in the event that a dispute arises between Buyer, Merger Sub or the Company and a third party other than a party to this Agreement after the Closing, the Company may assert the attorney-client privilege to prevent disclosure of confidential communications by Counsel to such third party; provided, however, that the Company may not waive such privilege without the prior written consent of the Securityholder Representative.
Section 6.12    Stockholder Approval.
(a)    As soon as practicable following the execution of this Agreement, and in any event within forty-eight (48) hours of the execution of this Agreement, the Company shall obtain the Requisite Stockholder Consent.
(b)    This Agreement shall terminate automatically and without any action by any party hereto if the Company does not deliver evidence of the Requisite Stockholder Consent within forty-eight (48) hours of the execution of this Agreement. In the event of termination of this Agreement as provided in this Section 6.12, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Buyer, the Company, Merger Sub or the Securityholders, or their respective officers, directors or stockholders, if applicable; provided, however, that the provisions of this Section 6.12 and ARTICLE XI hereof shall remain in full force and effect and survive any termination of this Agreement pursuant to the terms of this Section 6.12.
ARTICLE VII
TAX MATTERS
Section 7.1    Tax Returns.
(a)    Buyer shall prepare and timely file in accordance with past practice of the Acquired Companies, or cause to be prepared and timely filed, all Tax Returns of the Acquired

Companies required to be filed after the Closing Date; provided, however, that the Buyer shall prepare such Tax Returns consistent with Section 7.1(b) and shall provide the Securityholder Representative with draft Tax Returns for the Acquired Companies required to be prepared by Buyer pursuant to this Section 7.1 for any Pre-Closing Tax Period or Straddle Period at least twenty (20) days prior to the due date for filing such Tax Returns for the Securityholder Representative’s review and approval. Buyer shall, or shall cause the Acquired Companies, to make all changes to such Tax Returns reasonably requested by the Securityholder Representative.
(b)    Buyer shall, or shall cause the Surviving Company to (i) file a federal income Tax Return of the Company for the Company’s taxable year ending on the Closing Date pursuant to Treasury Regulations Section 1.1502-76(c) and (ii) allocate all items accruing on the Closing Date to the Company’s taxable period ending on the Closing Date pursuant to Treasury Regulations Section 1.1502-76(b)(1)(ii)(A)(1).
Section 7.2    Tax Controversies. Buyer and the Company agree to give written notice to the Securityholder Representative of the receipt of any written notice by Buyer or the Acquired Companies which involves the assertion of any Tax Matter; provided, that the failure to give such notice shall not affect the indemnification provided hereunder except to the extent the indemnifying party has been materially prejudiced as a result of such failure. Notwithstanding anything herein to the contrary, including Section 9.4, (i) the Securityholder Representative will control the contest or resolution of any Tax Matter that relates solely to a Pre-Closing Tax Period under this Agreement; provided, that the Securityholder Representative will obtain the prior written consent of Buyer (which consent will not be unreasonably withheld, delayed, or conditioned) before entering into any settlement of a claim or ceasing to defend such claim if, in Buyer’s reasonable judgment, such action could reasonably be expected to adversely impact the liability of the Acquired Companies for Taxes for any Taxable period (or portion thereof) beginning after the Closing Date; provided, further, that Buyer will be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, the fees and expenses of which separate counsel will be borne by Buyer, and (ii) with respect to any Tax Matter for a Straddle Period, the Securityholder Representative and Buyer shall jointly control such claim and neither the Securityholder Representative nor Buyer shall enter into any settlement without the prior written consent of the other party, which consent shall not be unreasonably withheld, delayed or conditioned.
Section 7.3    Post-Closing Access and Cooperation. The parties shall cooperate fully, as and to the extent reasonably requested by any other party, in connection with the filing of Tax Returns for Pre-Closing Tax Period and Straddle Period, obtaining Tax refunds (or credits) payable to the Securityholders pursuant to Section 7.5(a) and any Tax Matter. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such Tax Returns, Tax refunds or Tax Matters and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Each party shall provide to the others, within ten (10) Business Days of the receipt thereof, any tax related communications and notices it receives which may impact the other party’s Tax liability or filing responsibilities.

Section 7.4    Post-Closing Actions. Buyer and its Subsidiary and Affiliates shall not amend any previously filed Tax Returns for a Pre-Closing Tax Period, file Tax Returns for a Pre-Closing Tax Period in a jurisdiction where the Company has not historically filed Tax Returns, initiate discussions or examinations with Taxing Authorities regarding Taxes with respect to any Pre-Closing Tax Period, make any voluntary disclosures with respect to Taxes for Pre-Closing Tax Periods, change any accounting method or adopt any convention that shifts taxable income from a period beginning (or deemed to begin) after the Closing Date to a taxable period (or portion thereof) ending on or before the Closing Date or shifts deductions or losses from a Pre-Closing Tax Period to a period beginning (or deemed to begin) after the Closing Date, or otherwise take any action that could reduce an amount payable under Section 7.5 or create or increase an indemnity claim under this Agreement with respect to Taxes, in each case, without the prior written consent of the Securityholder Representative. In addition, neither Buyer nor any of its Affiliates shall make any election under Section 338 or 336(e) of the Code or any state, local or foreign law equivalent in respect of the transactions contemplated by this Agreement.
Section 7.5    Refunds.
(a)    Any refunds (or credits for overpayment) of Taxes, including any interest received from a Taxing Authority thereon, attributable to any Pre-Closing Tax Period of the Acquired Companies shall be for the account of the Securityholders. Promptly upon any Acquired Company’s (or any of its Affiliates’) receipt of any such refund (or credit for overpayment), Buyer shall pay over, by wire transfer of immediately available funds, any such refund (or the amount of any such credit), including any interest thereon, to the Securityholders pursuant to the terms of this Agreement, with each such Securityholder being entitled to receive its Pro Rata Share of such amounts. Buyer shall take any action necessary for the Acquired Companies to promptly claim refunds attributable to any Pre-Closing Tax Period and cause the Acquired Companies to claim refunds attributable to any Pre-Closing Tax Period within the statutorily required time period. Any Tax refunds paid to the Securityholders that are in the nature of compensation (including, for example, amounts paid to Optionholders in respect of their Company Options) shall be processed through the payroll system of the Company, the Surviving Company or any of their Subsidiaries or Affiliates and paid directly to such recipient (less any applicable withholding).
Section 7.6    Certain Taxes and Fees. All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement shall be paid by Buyer and Buyer shall indemnify the Securityholders for the same.
Section 7.7    Straddle Period Tax Allocation. For purposes of this Agreement, whenever it is necessary to determine the liability for Taxes of the Acquired Companies for a Straddle Period, (1) the amount of any Taxes imposed on or calculated by reference to income, gain, receipts, capital, sales, use or payment of wages for the period ending on the Closing Date shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the Taxable period of any partnership or other pass-through entity in which the Company or any of its Subsidiaries holds a beneficial interest shall be deemed to terminate at such time); provided, however, that exemptions, allowances, and deductions calculated on an annual basis, such as depreciation deductions, shall be apportioned between the portion of the Straddle Period ending on the Closing Date and the portion of the Straddle Period commencing after the Closing Date as described immediately hereafter in clause (2), and (2) the amount of all other Taxes of the Acquired Companies for the portion of any Straddle Period through the and including the Closing Date shall be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the Straddle Period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.
Section 7.8    Closing Date Course of Business. For the portion of the Closing Date after the time of Closing, Buyer shall cause the Acquired Companies to carry on its business only in the ordinary course in the same manner as previously conducted.
Section 7.9    End of Tax Year. Buyer shall cause the tax year of the Company to close as of the end of the Closing Date for U.S. federal income tax purposes by including the Company on Buyer’s consolidated Tax Return after the Closing Date, and Buyer shall not take any action, or permit any action to be taken, that may prevent the tax year of the Company from ending for state, local and foreign income tax purposes at the end of the day on the Closing Date.
Section 7.10    Filing Dates of Tax Returns. Without limiting the general provisions of Section 7.1, Buyer shall cause the Acquired Companies to prepare and file income Tax Returns for each tax year ending on the Closing Date no later than one hundred twenty (120) days following the Closing Date.
Section 7.11    Tax Treatment of Escrow Fund and Specified Sales Tax Holdback. All parties hereto agree for all tax purposes that: (i) if and to the extent any portion of the Escrow Fund or Specified Sales Tax Holdback is actually distributed to holders of Options in respect of their Options, such portion shall be treated as compensation paid at the time the portion of the Escrow Fund and Specified Sales Tax Holdback is actually released to the holders of Options and shall be subject to applicable withholding Tax at such time, (ii) the right of the holders of Company Stock (other than Optionholders) to the Escrow Fund and Specified Sales Tax Holdback shall be treated as deferred contingent purchase price eligible for installment sale treatment under Section 453 of the Code and any corresponding provision of foreign, state or local law, as appropriate; (iii) Buyer shall be treated as the owner of the Escrow Fund and Specified Sales Tax Holdback solely for tax purposes, and all interest and earnings earned from the investment and reinvestment of the Escrow Fund and Specified Sales Tax Holdback, or any portion thereof, shall be allocable to Buyer pursuant to Section 468B(g) of the Code and Proposed Treasury Regulation Section 1.468B-8; (iv) if and to the extent any amount of the Escrow Fund or Specified Sales Tax Holdback is actually distributed to the holders of Company Stock (other than Optionholders) in respect of their Company Stock, interest may be imputed on such amount as required by Section 483 or 1274 of the Code; and (v) in the event that the total amount of any interest and earnings earned on the Escrow Fund and Specified Sales Tax Holdback exceeds the imputed interest, such interest shall be treated as interest or other income and not as purchase price. Clause (v) of the preceding sentence is intended to ensure that the right of the holders of Company Stock (other than Optionholders) to the Escrow Fund and Specified Sales Tax Holdback and any interest and earnings earned thereon is not treated as a contingent payment without a stated maximum selling price under Section 453 of the Code and the Treasury Regulations promulgated thereunder. All parties hereto shall file all Tax Returns consistently with the foregoing.
ARTICLE VIII
CONDITIONS TO CLOSING
Section 8.1    General Conditions. The respective obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may, to the extent permitted by applicable Law, be waived in writing by any party in its sole discretion (provided that such waiver shall only be effective as to the obligations of such party):
(a)    No Injunction or Prohibition. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent), that is then in effect and that enjoins, restrains, conditions, makes illegal or otherwise prohibits the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements.
(b)    Approval of Stockholders. The Requisite Stockholder Consent shall have been validly obtained under DGCL and the Company’s certificate of incorporation and bylaws.
Section 8.2    Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by the Company in its sole discretion:
(a)    Representations, Warranties and Covenants. (i) The representations and warranties of Buyer and Merger Sub contained in this Agreement (A) shall have been true and correct in all material respects as of the date of this Agreement and (B) shall be true and correct in all material respects as of the Closing Date (other than any such representations and warranties that address matters only as of a specified date, which need be true and correct in all material respects only with respect to such date), except in the foregoing clause (B) where failure to be true and correct in all material respects as of the applicable date does not constitute and has not resulted in a material adverse effect and it being understood that for purposes of determining the accuracy of such representations and warranties, all qualifications based on the words “materiality,” “material adverse effect,” or similar qualifications shall be disregarded; (ii) Buyer and Merger Sub shall have performed all obligations and agreements and complied with all covenants and conditions required by this Agreement or the Ancillary Agreements to be performed or complied with by it prior to or at the Closing Date in all material respects; and (iii) the Company shall have received from Buyer a certificate to the effect set forth in the foregoing clauses (i) and (ii), signed by a duly authorized officer thereof.

(b)    Escrow Agreement. The Company shall have received an executed counterpart to the Escrow Agreement, signed by each party other than the Securityholder Representative.
(c)    Payments. The Buyer shall have made all payments required to be made by Buyer pursuant to Section 3.1.
Section 8.3    Conditions to Obligations of Buyer and Merger Sub. The obligations of Buyer and Merger Sub to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by Buyer in its sole discretion:
(a)    Representations, Warranties and Covenants. (i) The representations and warranties of the Company contained in this Agreement (A) shall have been true and correct in all material respects as of the date of this Agreement and (B) shall be true and correct in all material respects as of the Closing Date, (other than any such representations and warranties that address matters only as of a specified date, which need be true and correct in all material respects only with respect to such date), except in the foregoing clause (B) where failure to be true and correct in all material respects as of the applicable date does not constitute and has not resulted in a Material Adverse Effect and it being understood that for purposes of determining the accuracy of such representations and warranties, all qualifications based on the words “materiality,” “Material Adverse Effect,” or similar qualifications shall be disregarded; (ii) the Company shall have performed all obligations and agreements and complied with all covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing Date in all material respects; and (iii) Buyer shall have received from the Company a certificate to the effect set forth in the foregoing clauses (i) and (ii), signed by a duly authorized officer thereof.
(b)    Escrow Agreement. Buyer shall have received an executed counterpart to the Escrow Agreement, signed by each party other than Buyer.
(c)    Payoff Letters. Buyer shall have received executed payoff letters, executed by the lenders listed in Schedule 3.4 (the “Payoff Letters”).
(d)    Certificate. Buyer shall have received from the Company an affidavit, under penalties of perjury, stating that Company is not and has not been a United States real property holding corporation, dated as of the Closing Date and in form and substance required under Treasury Regulations Section 1.897-2(h) so that Buyer is exempt from withholding any portion of the Merger Consideration thereunder.
(e)    Third Party Consents. The Company shall have delivered to Buyer the consents listed on Schedule 8.3(e), if any.

ARTICLE IX
INDEMNIFICATION
Section 9.1    Survival. The representations and warranties made by the Company in this Agreement shall survive the Effective Time until the third anniversary of the Closing Date; provided, however, that the Fundamental Representations shall survive the Effective Time until the earlier of the expiration of the statute of limitations and the sixth anniversary of the Closing Date. Except as set forth herein, all agreements and covenants contained herein which by their terms contemplate actions or impose obligations following the Closing shall survive the Closing and remain in full force and effect in accordance with their terms or, in the case of any covenant or agreement without an express date for completion or performance, the second (2nd) anniversary of the Closing Date. Notwithstanding the foregoing, if any time on or prior to the expiration date referred to in the preceding two sentences, any Indemnified Party delivers a written notice alleging the existence of an inaccuracy in or a breach of any of such representations and warranties and asserting a claim for recovery under Section 9.2 or Section 9.3, as applicable, based on such alleged inaccuracy in or breach, then such representation, warranty or covenant shall survive solely as to such claim until such time as such claim is fully and finally resolved.
Section 9.2    Indemnification in Favor of Buyer. Subject to the limitations contained in this ARTICLE IX, from and after the Closing, the Indemnifying Securityholders, severally (and not jointly) pro rata in proportion to their Escrow Pro Rata Share, shall indemnify and hold harmless (such obligations to indemnify and hold harmless are referred to herein from time to time as “Indemnification Obligations”) Buyer and the Surviving Company (the “Buyer Indemnified Parties”) from and against any and all losses, damages, liabilities, deficiencies, claims, interest, awards, judgments, penalties, costs and expenses (including attorneys’ fees, costs and other out-of-pocket expenses incurred in investigating, preparing or defending the foregoing) (collectively, “Losses”), actually incurred by Buyer Indemnified Parties arising out of:
(a)    any breach of any representation or warranty made by the Company contained in this Agreement;
(b)    any breach of any covenant or agreement by the Company contained in this Agreement and required to be performed prior to the Closing;
(c)    any Indebtedness or Transaction Expenses to the extent not included in the determination of Merger Consideration; and
(d)    any liability for Pre-Closing Taxes.
Section 9.3    Indemnification by Buyer. Subject to the limitations contained in this ARTICLE IX, from and after the Closing, Buyer shall indemnify and hold harmless the Securityholders, and the respective officers, directors, employees agents, representatives, successors and assigns of each of the foregoing (the “Company Indemnified Parties”) from and against any and all Losses incurred by the Company Indemnified Parties arising out of:

(a)    any breach of any representation or warranty made by Buyer or Merger Sub contained in this Agreement; and
(b)    any breach of any covenant or agreement by Buyer, Merger Sub or the Surviving Company contained in this Agreement.
Section 9.4    Third Party Claims.
(a)    In order for a Buyer Indemnified Party or a Company Indemnified Party (each, an “Indemnified Party”) to be entitled to be indemnified and held harmless as provided for under this ARTICLE IX in respect of a claim or demand made by any third party against the Indemnified Party (a “Third Party Claim”), such Indemnified Party shall deliver notice thereof to the Securityholder Representative, on behalf of the Indemnifying Securityholders, or to Buyer, as applicable (the “Indemnifying Party”), within ten (10) days of becoming aware of the facts giving rise to such indemnification claim, with such notice (i) stating that such Indemnified Party has paid, incurred, sustained or accrued, or reasonably anticipates that it will be obligated to pay, incur, sustain or accrue, a Loss against which it is entitled to indemnification hereunder, (ii) specifying in reasonable detail the nature of such Loss (including the calculation thereof or the basis for estimation thereof), the date insofar as practicable such Loss was paid or is expected to be incurred, sustained or accrued or the basis on which it anticipates incurring, sustaining or accruing such Loss, and the nature of the misrepresentation, breach of warranty or covenant or other matter resulting in such Loss or out of which such Loss arose or to which such Loss relates, (iii) providing copies of all documents, notices, claims or other related materials relating to such Loss, and (iii) specifying the amount of cash to be delivered the Indemnified Party as indemnity against each such Loss; provided, however, that no delay or failure on the part of an Indemnified Party in notifying the Securityholder Representative or Buyer, as the case may be, shall relieve an Indemnifying Party from its obligations hereunder unless the Indemnifying Party is thereby prejudiced (and then solely to the extent of such prejudice).
(b)    The Indemnifying Party shall have the right, upon written notice to the Indemnified Party within thirty (30) days of receipt of notice from the Indemnified Party of the commencement of such Third Party Claim, to assume the defense thereof at the expense of the Indemnifying Party with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party. If the Indemnifying Party does not expressly elect to assume the defense of such Third Party Claim within the time period set forth in this Section 9.4(b), the Indemnified Party shall have the right to assume the defense of such Third Party Claim; provided, however, that in no event shall the Indemnified Party enter into any settlement or compromise or consent to the entry of any judgment with respect to such Third Party Claim without the prior written consent of the Indemnifying Party. If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party. If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnifying Party shall not, without the prior written consent of the Indemnified Party (not to be unreasonably withheld, conditioned or delayed), enter into any settlement or compromise or consent to the entry of any judgment with respect to such Third Party Claim if such settlement, compromise or judgment (i) involves a finding or admission of wrongdoing by the Indemnified Party, (ii) does not include an unconditional written release by the claimant or plaintiff of the Indemnified Party from all liability in respect of such Third Party Claim or (iii) imposes equitable remedies or any obligation on the Indemnified Party other than solely the payment of money damages for which the Indemnified Party will be indemnified and held harmless hereunder.
(c)    This Section 9.4 shall not apply to any controversies regarding Tax Matters, which shall be governed exclusively by Section 7.2.
(d)    This Section 9.4 shall not apply to any controversies regarding appraisal rights, which shall be governed exclusively by Section 3.3.
Section 9.5    Limitations on Indemnification. Notwithstanding anything to the contrary contained in this Agreement:
(a)    Recourse by the Buyer Indemnified Parties against the proceeds then remaining in the Escrow Fund shall be the Buyer Indemnified Parties’ sole and exclusive remedy in respect of the Indemnifying Securityholders’ Indemnification Obligations for the matters referred to in Section 9.2(a) and Section 9.2(d).
(b)    To the extent that the Buyer Indemnified Parties are entitled to recovery under this ARTICLE IX in excess of proceeds then remaining in the Escrow Fund, (i) the Buyer Indemnified Parties shall not be entitled to recover amounts directly from the Indemnifying Securityholders under this ARTICLE IX in respect of the Indemnification Obligations of the Securityholders until such time as the Escrow Fund has been fully exhausted, (ii) for each such Loss an Indemnifying Securityholder shall only be liable for its Escrow Pro Rata Share of such Loss and (iii) in no event shall the aggregate Indemnification Obligations of each Securityholder exceed the amount of the Merger Consideration actually received by such Securityholder, except solely in the case of Fraud by such Securityholder.
(c)    Each Indemnified Party acknowledges and agrees that, for purposes hereof, Losses shall be calculated based on the amount of Loss that remains after deducting therefrom any insurance proceeds (other than insurance proceeds under the R&W Insurance Policy) and any indemnity, contribution or other similar payment received or to be received by an Indemnified Party with respect thereto.
(d)    Each Indemnified Party shall take, and cause its respective representatives to take, all reasonable steps to mitigate any Losses upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Losses.
(e)    Any Loss for which the Indemnified Party is entitled to indemnification hereunder shall be determined without duplication of recovery by reason of the state of facts giving rise to such Loss constituting a breach of more than one representation, warranty or covenant or being Indemnifiable under more than one provision hereof. No Securityholder shall have any Indemnification Obligations hereunder for any Losses arising out of a breach of or inaccuracy of any representation, warranty, covenant or agreement set forth in this Agreement (and the amount of any Losses incurred in respect of such breach or inaccuracy shall not be included in the calculation of any limitations on indemnification set forth herein) if the amount of Loss related to such breach or inaccuracy was included in the determination of the Final Adjustment Amount or Transaction Expenses for purposes of determining adjustments to the Merger Consideration.
(f)    Non-Participating Securityholders shall not have any Indemnification Obligations to any Buyer Indemnified Parties.
(g)    The Indemnified Parties’ sole remedy for Losses with respect to Taxes (including, but not limited to, any breach of a representation or warranty contained in Section 4.15) shall be limited to Taxes incurred by the Acquired Companies in Pre-Closing Tax Periods.
Section 9.6    Exclusive Remedy. Except for (a) specific performance or injunctive relief or (b) determination of the Final Adjustment Amount (which is governed by Section 3.6(c)), from and after the Effective Time, the rights and obligations of the parties set forth in this ARTICLE IX shall be the sole and exclusive remedy of the Indemnified Parties (whether at law or in equity) with respect to any breach of any representation, warranty or covenant set forth in this Agreement.
Section 9.7    Tax Treatment of Indemnity Payments. The parties hereto and each Indemnified Party and Indemnifying Party agree to treat any indemnity payment made pursuant to this Article IX as an adjustment to the Merger Consideration for federal, state, local and foreign income tax purposes.
Section 9.8    Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party’s waiver of any condition set forth in Section 8.2 or Section 8.3, as the case may be.
Section 9.9    R&W Insurance. The R&W Insurance Policy will include a prohibition on subrogation against the Indemnifying Securityholders, the Securityholder Representative and their respective Affiliates, except in the case of Fraud.
ARTICLE X
TERMINATION
Section 10.1    Termination. This Agreement may be terminated at any time prior to the Closing as follows:

(a)    by mutual written consent of Buyer, the Company and the Securityholder Representative acting together;
(b)    (i) by the Company if Buyer or Merger Sub breaches or fails to perform any of its representations, warranties or covenants contained in this Agreement or any Ancillary Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 8.2, (B) cannot be or has not been cured within thirty (30) days following delivery of written notice of such breach or failure to perform and (C) has not been waived by the Company or (ii) by Buyer, if the Company breaches or fails to perform any of its representations, warranties or covenants contained in this Agreement or any Ancillary Agreement and such breach or failure to perform (x) would give rise to the failure of a condition set forth in Section 8.3, (y) cannot be or has not been cured within thirty (30) days following delivery of written notice of such breach or failure to perform and (z) has not been waived by Buyer;
(c)    by the Company, the Securityholder Representative or Buyer if the Merger shall not have been consummated by November 22, 2017 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 10.1(c) shall not be available to any party whose material breach of this Agreement has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes breach of this Agreement;
(d)    by Buyer pursuant to Section 6.12(b) if the Company has not obtained the Requisite Stockholder Consent within the time period set forth in Section 6.12(b); provided that Buyer may not terminate this Agreement pursuant to this Section 10.1(d) after the Requisite Stockholder Consent is obtained; or
(e)    by either the Company, the Securityholder Representative acting together or Buyer in the event that any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable.
The party seeking to terminate this Agreement pursuant to this Section 10.1 (other than Section 10.1(a)) shall give prompt written notice of such termination to the other parties.
Section 10.2    Effect of Termination. In the event of termination of this Agreement as provided in Section 10.1, this Agreement shall forthwith become void and there shall be no liability on the part of either party except (a) for the provisions of Section 6.5 relating to confidentiality, Section 6.7 relating to public announcements, Section 11.2 relating to fees and expenses, Section 11.5 relating to notices, Section 11.8 relating to third-party beneficiaries, Section 11.9 relating to governing law, Section 11.10 relating to submission to jurisdiction and this Section 10.2 and (b) that nothing herein shall relieve any party from liability for any willful breach of this Agreement prior to such termination.

ARTICLE XI
GENERAL PROVISIONS
Section 11.1    Securityholder Representative.
(a)    Each Securityholder hereby irrevocably appoints the Securityholder Representative as such Securityholder’s representative, attorney-in-fact and agent, with full power of substitution to act in the name, place and stead to act on behalf of such Securityholder in any amendment of or litigation or arbitration involving this Agreement, including, without limitation, defending, negotiating, settling or otherwise dealing with claims under ARTICLE IX hereof, and to do or refrain from doing all such further acts and things, and to execute all such documents, as such Securityholder Representative shall deem necessary or appropriate in conjunction with any of the transactions contemplated by this Agreement (subject to the foregoing limitation), including, without limitation, the power:
(i)    to take all action necessary or desirable in connection with the waiver of any condition to the obligations of the Securityholders to consummate the transactions contemplated by this Agreement;
(ii)    to negotiate, execute and deliver all ancillary agreements, statements, certificates, notices, approvals, extensions, waivers, undertakings, amendments and other documents required or permitted to be given in connection with the consummation of the transactions contemplated by this Agreement (it being understood that such Securityholder shall execute and deliver any such documents which the Securityholder Representative agrees to execute);
(iii)    to give and receive all notices and communications to be given or received under this Agreement and to receive service of process in connection with any claims under this Agreement and the transactions contemplated hereby; and
(iv)    to take all actions which under this Agreement and the transactions contemplated hereby may be taken by the Securityholders and to do or refrain from doing any further act or deed on behalf of the Securityholder which the Securityholder Representative deems necessary or appropriate in its sole discretion relating to the subject matter of this Agreement and the transactions contemplated hereby as fully and completely as such Securityholder could do if personally present.
(b)    The Securityholder Representative will not be liable to the Securityholders for any action taken or omitted by him as permitted under this Agreement and the transactions contemplated hereby, except if such action is taken or omitted in bad faith, by willful misconduct or due to gross negligence or constitutes a breach of the Securityholder Representative Agreement. The Securityholder Representative will also be fully protected against the Securityholders in relying upon any written notice, demand, certificate or document that he in good faith believes to be genuine (including facsimiles thereof).

(c)    The Indemnifying Securityholders agree, in accordance with their respective Escrow Pro Rata Share, to indemnify the Securityholder Representative for, and to hold the Securityholder Representative harmless against, any loss, liability or expense incurred without willful misconduct, bad faith, gross negligence or breach of the Securityholder Representative Agreement on the part of the Securityholder Representative, arising out of or in connection with the Securityholder Representative’s carrying out his duties under this Agreement and the transactions contemplated hereby, including costs and expenses (which may be funded from the Expense Fund or any amount payable to the Securityholders pursuant to Section 3.7 or any portion of the Escrow Fund payable to the Indemnifying Securityholders pursuant to the terms of this Agreement and the Escrow Agreement, if any, in either case, solely if and to the extent not subject to any claims for indemnification by any Buyer Indemnified Party) of successfully defending the Securityholder Representative against any claim of liability with respect thereto. The Securityholder Representative may consult with counsel of his own choice and will have full and complete authorization and protection for any action taken and suffered by it in good faith and in accordance with the opinion of such counsel.
(d)    In acting hereunder, the Securityholder Representative shall act on behalf of all Securityholders and not on behalf of any one Securityholder.
(e)    If the Securityholder Representative becomes unable to serve as Securityholder Representative, such other Person or Persons as may be designated by a majority of the Securityholders, based on each Securityholder’s Pro Rata Share, and shall succeed as the Securityholder Representative.
Section 11.2    Fees and Expenses. Subject to Section 6.8(b) (D&O Tail Fees), all fees and expenses incurred in connection with or related to this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated.
Section 11.3    Amendment and Modification. This Agreement may be amended, modified or supplemented in writing by the Company and Buyer at any time prior to the Closing Date (notwithstanding any stockholder approval); provided, however, that after the approval of the Stockholders has been obtained, no amendment shall be made which pursuant to applicable Law requires further approval by the Stockholders or Optionholders without such further approval. After Closing, this Agreement may be amended, modified or supplemented in writing by Buyer and the Securityholder Representative.
Section 11.4    Waiver. At any time prior to the Effective Time, Buyer may, with respect to the Company, and the Company may, with respect to the Buyer, and at any time after the Effective Time, Buyer may, with respect to the Securityholders, and the Securityholder Representative may, with respect to the Buyer, by action taken in writing, to the extent permitted by applicable Law, (a) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or any document delivered pursuant hereto or (b) subject to applicable Law, waive compliance with any of the agreements or conditions of the other parties contained herein. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power.
Section 11.5    Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile, upon written confirmation of receipt by facsimile, or otherwise, (b) on the first (1st) Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier, (c) on the earlier of confirmed receipt or the fifth (5th) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid or (d) when sent, if sent by electronic mail before 5:00 p.m. on a Business Day at the location of receipt and otherwise the next following Business Day. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:
(a)    if to Buyer, Merger Sub or the Surviving Company, to:
Upland Software, Inc.
401 Congress Ave., Suite 1850
Austin, Texas 78701
Attention: Ms. Toni Nguyen
Email: legal@uplandsoftware.com
with a copy (which shall not constitute notice) to:
Pillsbury Winthrop Shaw Pittman LLP
401 Congress Ave. Suite 1700
Austin, Texas 78701
Attention: Steven M. Tyndall
Facsimile: (512) 580-9601
Email: steve.tyndall@pillsburylaw.com
if to Company, to:
Qvidian Corporation
1 Executive Drive, Suite 302
Chelmsford, MA 01824
Attention: Chief Financial Officer
Email: tyler.drolet@qvidian.com
with a copy (which shall not constitute notice) to:

Goodwin Procter LLP
100 Northern Avenue
Boston, MA 02210
Attention: Kenneth J. Gordon and Brian P. McNeil

Email: kgordon@goodwinlaw.com
bmcneil@goodwinlaw.com
if to the Securityholder Representative, to:
Christian L. Meininger
HillStreet Capital
807 Elm Street
Cincinnati, Ohio
Attention: Christian L. Meininger
Email: cmeininger@hscapital.com

with a copy (which shall not constitute notice) to:
Goodwin Procter LLP
100 Northern Avenue
Boston, MA 02210
Attention: Kenneth J. Gordon and Brian P. McNeil

Email: kgordon@goodwinlaw.com
bmcneil@goodwinlaw.com
Section 11.6    Interpretation. When a reference is made in this Agreement to a Section, Article or Exhibit such reference shall be to a Section, Article or Exhibit of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit but not otherwise defined therein shall have the meaning as defined in this Agreement. All Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified.
Section 11.7    Entire Agreement. This Agreement (including the Exhibits and Schedules hereto), the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings, among the parties with respect to the subject matter of this Agreement. No party to this Agreement shall be under any legal obligation to enter into or complete the transactions contemplated hereby unless and until this Agreement shall have been executed and delivered by each of the parties.
Section 11.8    No Third-Party Beneficiaries. Except as provided in Section 6.8 and ARTICLE IX, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.
Section 11.9    Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.
Section 11.10    Submission to Jurisdiction. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by any other party or its successors or assigns may be brought and determined by the Court of Chancery of the State of Delaware, and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid court for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any action, suit or proceeding relating thereto except in such courts). Each of the parties further agrees to accept service of process in any manner permitted by such court. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure lawfully to serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such court (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by Law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.
Section 11.11    Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of Law or otherwise, by any party without (a) prior to the Effective Time, the prior written consent of Buyer (in the case of an assignment by the Company) or the Company (in the case of an assignment by Buyer or Merger Sub) and (b) after the Effective Time, the prior written consent of Buyer (in the case of an assignment by the Securityholder Representative) or the Securityholder Representative (in the case of an assignment by Buyer or Merger Sub), and any such assignment without such prior written consent shall be null and void; provided, however, that that no assignment shall limit the assignor’s obligations hereunder; provided further that Buyer and the Surviving Company may, without prior written consent, assign all or any portion of its rights under this Agreement to (i) any Affiliate of Buyer so long as Buyer remains fully responsible for the performance of any assigned obligations or, (ii) any lender of Buyer or any of its Affiliates or agent therefor as collateral security for borrowing, at any time whether prior to or following the Closing, and in each case Buyer will nonetheless remain liable for all of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.
Section 11.12    Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties further hereby waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security as a prerequisite to obtaining equitable relief.
Section 11.13    Currency. All references to “dollars” or “$” or “US$” in this Agreement or any Ancillary Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement and any Ancillary Agreement.
Section 11.14    Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.
Section 11.15    Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
Section 11.16    Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.
Section 11.17    Electronic Signature. This Agreement may be executed by facsimile signature or any other form of electronic transmission of signature and a facsimile or any other form of electronically transferred signature shall constitute an original for all purposes.

Section 11.18    Time of Essence. Time is of the essence with regard to all dates and time periods set forth or referred to in this Agreement.
Section 11.19    No Presumption Against Drafting Party. Each of Buyer, Merger Sub, the Securityholder Representative and the Company acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.
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IN WITNESS WHEREOF, the parties have caused this Agreement and Plan of Merger to be executed as of the date first written above by their respective officers thereunto duly authorized.
UPLAND SOFTWARE, INC.
By:     /s/ John T. McDonald
Name: John T. McDonald
Title: CEO and Chairman

QUEST ACQUISITION CORPORATION I
By:    /s/ John T. McDonald
Name: John T. McDonald
Title: CEO and Chairman

QVIDIAN CORPORATION
By:    /s/ Lewis Miller_______
Name: Lewis Miller
Title: Chief Executive Officer

Chris Meininger
(solely in his capacity as the Securityholder Representative)
/s/ Chris Meininger
Chris Meininger

[Signature Page to Agreement and Plan of Merger]

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